REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Partners
Ferrellgas, L.P.

We have audited the accompanying consolidated balance sheets of Ferrellgas, L.P. and subsidiaries (the “Partnership”) as of July 31 2015 and 2014, and the related consolidated statements of earnings, comprehensive income, partners’ capital, and cash flows for each of the three years in the period ended July 31, 2015. Our audits of the basic consolidated financial statements included the financial statement schedule (not included herein). These financial statements and financial statement schedule are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Partnership’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ferrellgas, L.P. and subsidiaries as of July 31, 2015 and 2014, and the results of their operations and their cash flows for each of the three years in the period ended July 31, 2015 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ GRANT THORNTON LLP

Kansas City, Missouri
September 29, 2015 (except as to Note R, which is as of May 26, 2016)

FERRELLGAS, L.P. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)
	July 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$5,600	$8,283
Accounts and notes receivable (including $123,791 and $159,003 of accounts receivable pledged as collateral at 2015 and 2014, respectively, and net of allowance for doubtful accounts of $4,816 and $4,756 at 2015 and 2014, respectively)	196,918	178,602
Inventories	96,754	145,969
Prepaid expenses and other current assets	64,211	32,079
Total current assets	363,483	364,933

Property, plant and equipment, net	965,217	611,787
Goodwill	478,747	273,210
Intangible assets, net	580,043	276,171
Other assets, net	72,472	43,732
Total assets	$2,459,962	$1,569,833

LIABILITIES AND PARTNERS' CAPITAL

Current liabilities:
Accounts payable	$83,974	$69,360
Short-term borrowings	75,319	69,519
Collateralized note payable	70,000	91,000
Other current liabilities	176,176	123,153
Total current liabilities	405,469	353,032

Long-term debt	1,622,392	1,110,214
Other liabilities	41,975	36,662
Contingencies and commitments (Note M)

Partners' capital:
Limited partner	425,105	63,024
General partner	4,339	643
Accumulated other comprehensive income (loss)	(39,318)	6,258
Total partners' capital	390,126	69,925
Total liabilities and partners' capital	$2,459,962	$1,569,833
See notes to consolidated financial statements.

FERRELLGAS, L.P. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(in thousands)
	For the year ended July 31,
	2015	2014	2013

Revenues:
Propane and other gas liquids sales	$1,657,016	$2,147,343	$1,739,267
Midstream operations	107,189	7,435	—
Other	260,185	251,082	236,200
Total revenues	2,024,390	2,405,860	1,975,467

Costs and expenses:
Cost of sales - propane and other gas liquids sales	977,224	1,456,388	1,092,261
Cost of sales - midstream operations	76,590	1,970	—
Cost of sales - other	170,697	156,182	144,456
Operating expense	437,353	451,551	412,430
Depreciation and amortization expense	98,579	84,202	83,344
General and administrative expense	77,238	65,156	53,181
Equipment lease expense	24,273	17,745	15,983
Non-cash employee stock ownership plan compensation charge	24,713	21,789	15,769
Loss on disposal of assets	7,099	6,486	10,421

Operating income	130,624	144,391	147,622

Interest expense	(84,227)	(70,332)	(72,974)
Loss on extinguishment of debt	—	(21,202)	—
Other income (expense), net	(354)	(479)	565

Earnings before income taxes	46,043	52,378	75,213

Income tax expense (benefit)	(384)	2,471	1,838

Net earnings	$46,427	$49,907	$73,375
See notes to consolidated financial statements.

FERRELLGAS, L.P. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in thousands)
	For the year ended July 31,
	2015	2014	2013

Net earnings	$46,427	$49,907	$73,375
Other comprehensive income (loss)
Change in value on risk management derivatives	(73,647)	14,592	4,252
Reclassification of gains and losses of derivatives to earnings	28,258	(10,175)	10,613
Foreign currency translation adjustment	(2)	(145)	(147)
Pension liability adjustment	(185)	258	290
Other comprehensive income (loss)	(45,576)	4,530	15,008
Comprehensive income	$851	$54,437	$88,383
See notes to consolidated financial statements.

FERRELLGAS, L.P. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL
(in thousands)
			Accumulated
			other	Total
	Limited	General	comprehensive	partners'
	partner	partner	income (loss)	capital

Balance at July 31, 2012	$164,737	$1,683	$(13,280)	$153,140

Contributions in connection with non-cash ESOP and stock and unit-based compensation charges	29,019	295		29,314
Cash contributed by Ferrellgas Partners and general partner	800	9		809
Distributions	(175,380)	(1,790)		(177,170)
Net earnings	72,634	741		73,375
Other comprehensive income			15,008	15,008

Balance at July 31, 2013	91,810	938	1,728	94,476

Contributions in connection with non-cash ESOP and stock and unit-based compensation charges	45,829	468		46,297
Contributions in connection with acquisitions	1,500	15		1,515
Cash contributed by Ferrellgas Partners and general partner	51,105	521		51,626
Distributions	(176,623)	(1,803)		(178,426)
Net earnings	49,403	504		49,907
Other comprehensive income			4,530	4,530

Balance at July 31, 2014	63,024	643	6,258	69,925

Contributions in connection with non-cash ESOP and stock and unit-based compensation charges	50,183	512		50,695
Contributions in connection with acquisitions	825,452	8,423		833,875
Cash contributed by Ferrellgas Partners and general partner	42,224	431		42,655
Distributions	(601,736)	(6,139)		(607,875)
Net earnings	45,958	469		46,427
Other comprehensive loss			(45,576)	(45,576)

Balance at July 31, 2015	$425,105	$4,339	$(39,318)	$390,126
See notes to consolidated financial statements.

FERRELLGAS, L.P. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	For the year ended July 31,
	2015	2014	2013
Cash flows from operating activities:
Net earnings	$46,427	$49,907	$73,375
Reconciliation of net earnings to net cash provided by operating activities:
Depreciation and amortization expense	98,579	84,202	83,344
Non-cash employee stock ownership plan compensation charge	24,713	21,789	15,769
Non-cash stock and unit-based compensation charge	25,982	24,508	13,545
Loss on disposal of assets	7,099	6,486	10,421
Loss on extinguishment of debt	—	6,526	—
Change in fair value of contingent consideration	(6,300)	5,000	—
Provision for doubtful accounts	3,419	3,419	2,066
Deferred tax expense	270	88	133
Other	2,921	4,898	4,067
Changes in operating assets and liabilities, net of effects from business acquisitions:
Accounts and notes receivable, net of securitization	(1,739)	(48,087)	(5,901)
Inventories	49,050	(28,738)	15,869
Prepaid expenses and other current assets	(24,934)	(3,994)	6,143
Accounts payable	(1,547)	16,279	508
Accrued interest expense	5,099	(7,611)	(151)
Other current liabilities	8,250	8,674	6,454
Other assets and liabilities	(20,801)	(1,896)	303
Net cash provided by operating activities	216,488	141,450	225,945

Cash flows from investing activities:
Business acquisitions, net of cash acquired	(78,927)	(162,019)	(37,186)
Capital expenditures	(72,481)	(52,572)	(40,910)
Proceeds from sale of assets	5,905	4,524	9,980
Other	(14)	(23)	—
Net cash used in investing activities	(145,517)	(210,090)	(68,116)

Cash flows from financing activities:
Distributions	(607,875)	(178,426)	(177,170)
Contributions	51,047	51,626	809
Proceeds from increase in long-term debt	628,134	750,351	58,356
Payments on long-term debt	(119,457)	(569,841)	(3,912)
Net additions to (reductions in) short-term borrowings	5,800	19,465	(45,676)
Net additions to (reductions in) to collateralized short-term borrowings	(21,000)	9,000	8,000
Cash paid for financing costs	(10,301)	(11,414)	—
Net cash provided by (used in) financing activities	(73,652)	70,761	(159,593)

Effect of exchange rate changes on cash	(2)	(145)	(147)

Increase (decrease) in cash and cash equivalents	(2,683)	1,976	(1,911)
Cash and cash equivalents - beginning of year	8,283	6,307	8,218
Cash and cash equivalents - end of year	$5,600	$8,283	$6,307
See notes to consolidated financial statements.

FERRELLGAS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, unless otherwise designated)

A.    Partnership organization and formation

Ferrellgas, L.P. was formed on April 22, 1994, and is a Delaware limited partnership. Ferrellgas Partners, L.P. (“Ferrellgas Partners”), a publicly traded limited partnership, holds an approximate 99% limited partner interest in, and consolidates, Ferrellgas, L.P. Ferrellgas, Inc. (the “general partner”), a wholly-owned subsidiary of Ferrell Companies, Inc. (“Ferrell Companies”), holds an approximate 1% general partner interest in Ferrellgas, L.P. and performs all management functions required by Ferrellgas, L.P. Ferrellgas Partners and Ferrellgas, L.P. are governed by their respective partnership agreements. These agreements contain specific provisions for the allocation of net earnings and loss to each of the partners for purposes of maintaining the partner capital accounts.

Ferrellgas, L.P. owns a 100% equity interest in Ferrellgas Finance Corp., whose only business activity is to act as the co-issuer and co-obligor of any debt issued by Ferrellgas, L.P.

Ferrellgas, L.P. is engaged in the following primary businesses:

•
Propane and related equipment sales consists of the distribution of propane and related equipment and supplies. The propane distribution market is seasonal because propane is used primarily for heating in residential and commercial buildings. Ferrellgas, L.P. serves residential, industrial/commercial, portable tank exchange, agricultural, wholesale and other customers in all 50 states, the District of Columbia, and Puerto Rico.

•
Midstream operations consists of two reportable operating segments: crude oil logistics and water solutions. The crude oil logistics segment ("Bridger") generates income by providing crude oil transportation and logistics services on behalf of producers and end-users of crude oil. Bridger's services include transportation through its operation of a fleet of trucks and tank trailers and railcars primarily servicing Texas, Lousiana, North Dakota, Pennsylvania, Colorado and Wyoming; pipeline services in North Dakota, Montana, Wyoming, New Mexico, Mississippi, Oklahoma and Texas; and crude oil purchase and sale in connection with pipeline management services. The salt water disposal wells within the water solutions segment are located in the Eagle Ford shale region of south Texas and are a critical component of the oil and natural gas well drilling industry. Oil and natural gas wells generate significant volumes of salt water. In the oil and gas fields Ferrellgas, L.P. services, these volumes of water are transported by truck away from the fields to salt water disposal wells where a combination of gravity and chemicals are used to separate crude oil from the salt water through a process that results in the collection of "skimming oil". This skimming oil is then captured and sold before the salt water is injected into underground geologic formations using high-pressure pumps.

B.    Summary of significant accounting policies

(1)    Accounting estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from these estimates. Significant estimates impacting the consolidated financial statements include accruals that have been established for contingent liabilities, pending claims and legal actions arising in the normal course of business, useful lives of property, plant and equipment assets, residual values of tanks, capitalization of customer tank installation costs, amortization methods of intangible assets, valuation methods used to value sales returns and allowances, allowance for doubtful accounts, fair value of reporting units, assumptions used to value business combinations, fair values of derivative contracts and stock-based compensation calculations.

(2)    Principles of consolidation: The accompanying consolidated financial statements present the consolidated financial position, results of operations and cash flows of Ferrellgas, L.P. and its subsidiaries after elimination of all intercompany accounts and transactions. Ferrellgas, L.P. consolidates the following wholly-owned entities: Bridger Logistics, LLC, Sable Environmental, LLC, Sable SWD 2, LLC, Blue Rhino Global Sourcing, Inc., Blue Rhino Canada, Inc., Ferrellgas Real Estate, Inc., Ferrellgas Finance Corp. and Ferrellgas Receivables, LLC (“Ferrellgas Receivables”), a special purpose entity that has agreements with Ferrellgas, L.P. to securitize, on an ongoing basis, a portion of its trade accounts receivable.

(3)    Supplemental cash flow information: For purposes of the consolidated statements of cash flows, Ferrellgas, L.P. considers cash equivalents to include all highly liquid debt instruments purchased with an original maturity of three months or less. Certain cash flow and significant non-cash activities are presented below:

	For the year ended July 31,
	2015	2014	2013
CASH PAID FOR:
Interest	$76,085	$75,121	$68,334
Income taxes	$643	$771	$534
NON-CASH INVESTING AND FINANCING ACTIVITIES:
Assets contributed from Ferrellgas Partners in connection with acquisitions	$825,452	$1,500	$—
Liabilities incurred in connection with acquisitions	$481	$4,312	$2,035
Change in accruals for property, plant and equipment additions	$498	$978	$533

(4)    Fair value measurements: Ferrellgas, L.P. measures certain of its assets and liabilities at fair value, which is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants – in either the principal market or the most advantageous market. The principal market is the market with the greatest level of activity and volume for the asset or liability.

The common framework for measuring fair value utilizes a three-level hierarchy to prioritize the inputs used in the valuation techniques to derive fair values. The basis for fair value measurements for each level within the hierarchy is described below with Level 1 having the highest priority and Level 3 having the lowest.

•	Level 1: Quoted prices in active markets for identical assets or liabilities.

•
Level 2: Quoted prices in active markets for similar assets or liabilities; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs are observable in active markets.

•	Level 3: Valuations derived from valuation techniques in which one or more significant inputs are unobservable.

(5)    Accounts receivable securitization: Through its wholly-owned and consolidated subsidiary Ferrellgas Receivables, Ferrellgas, L.P. has agreements to securitize, on an ongoing basis, a portion of its trade accounts receivable.

(6)    Inventories: Inventories are stated at the lower of cost or market using weighted average cost and actual cost methods.

(7)    Property, plant and equipment:  Property, plant and equipment are stated at cost less accumulated depreciation. Expenditures for maintenance and routine repairs are expensed as incurred. Ferrellgas, L.P. capitalizes computer software, equipment replacement and betterment expenditures that upgrade, replace or completely rebuild major mechanical components and extend the original useful life of the equipment. Depreciation is calculated using the straight-line method based on the estimated useful lives of the assets ranging from two to 30 years. Ferrellgas, L.P., using its best estimates based on reasonable and supportable assumptions and projections, reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of its assets might not be recoverable. See Note E – Supplemental financial statement information – for further discussion of property, plant and equipment.

(8)    Goodwill: Ferrellgas, L.P. records goodwill as the excess of the cost of acquisitions over the fair value of the related net assets at the date of acquisition. Goodwill recorded is not deductible for income tax purposes. Ferrellgas, L.P. has determined that it has five reporting units for goodwill impairment testing purposes. Four of these reporting units contain goodwill that is subject to at least an annual assessment for impairment by applying a fair-value-based test. Under this test, the carrying value of each reporting unit is determined by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units as of the date of the evaluation on a specific identification basis. To the extent a reporting unit’s carrying value exceeds its fair value, an indication exists that the reporting unit’s goodwill may be impaired and the second step of the impairment test must be performed. In the second step, the implied fair value of the goodwill is determined by allocating the fair value of all of its assets (recognized and unrecognized) and liabilities to its carrying amount. Ferrellgas, L.P. has completed the impairment test for the Retail operations, Products and Midstream operations - water solutions reporting units and believes that estimated fair values exceed the carrying values of its reporting units as of January 31, 2015. Goodwill associated with the Midstream operations - crude oil logistics reporting unit is a result of the acquisition of Bridger on June 24, 2015.

As a result of the significant drop in the price of crude oil and its impact on the results of Midstream operations - water solutions reporting unit during the second half of fiscal 2015, Ferrellgas, L.P. considered whether the carrying value of this reporting unit no longer exceeded the fair value. Upon applying the fair-value-based test as described above for purposes of the annual impairment test, Ferrellgas, L.P. concluded that there was no impairment of the Midstream operations - water solutions reporting unit as of July 31, 2015.  As of July 31, 2015, Ferrellgas, L.P. determined that this reporting unit had an estimated fair value in excess of its respective carrying value of approximately 10%.

This test primarily consists of a discounted future cash flow model to estimate fair value. The cash flow model includes the following critical assumptions: (1) the NYMEX West Texas Intermediate (“WTI”) crude oil curve as of July 31, 2015 was used to predict future oil prices; (2) the oil skimming rate is expected to correlate to the NYMEX WTI crude oil curve consistent with Ferrellgas, L.P.’s past history; (3) a terminal period growth rate equal to the expected rate of inflation; and (4) certain organic growth projects will increase the salt water volumes processed as a result of new drilling activity in the Eagle Ford shale region of Texas that are expected to occur as the price of WTI crude oil increases. Ferrellgas, L.P. believes that the results of this business are closely tied to the price of WTI crude oil and, therefore, if any of these assumptions are not sustained or are not sustained in a timely manner, the Midstream operations - water solutions reporting unit could incur material impairments. In addition to these critical cash flow assumptions, a discount rate of 11.1% was applied to the projected cash flows. A 5% increase, resulting in a discount rate equal to 11.7%, could cause Ferrellgas, L.P. to fail step one of the goodwill impairment test. If this reporting unit fails step one in the future, we would be required to perform step two of the goodwill impairment test. If we perform step two, up to $29.3 million of goodwill assigned to this reporting unit could be written off in the period that the impairment is triggered.

Judgments and assumptions are inherent in management’s estimates used to determine the fair value of Ferrellgas, L.P.'s reporting units and are consistent with what management believes would be utilized by primary market participants. The use of alternate judgments and assumptions could result in the recognition of different levels of impairment charges in the financial statements.

(9)    Intangible assets: Intangible assets with finite useful lives, consisting primarily of customer related assets, non-compete agreements, permits, favorable lease arrangements and patented technology, are stated at cost, net of accumulated amortization calculated using the straight-line method over periods ranging from two to 15 years. Trade names and trademarks have indefinite lives, are not amortized, and are stated at cost. Ferrellgas, L.P. tests finite-lived intangible assets for impairment when events or changes in circumstances indicate that the carrying amount of these assets might not be recoverable. Ferrellgas, L.P. tests indefinite-lived intangible assets for impairment annually on January 31 or more frequently if circumstances dictate. Ferrellgas, L.P. has not recognized impairment losses as a result of these tests. When necessary, intangible assets’ useful lives are revised and the impact on amortization reflected on a prospective basis. See Note G – Goodwill and intangible assets, net – for further discussion of intangible assets.

(10)    Derivative instruments and hedging activities:

Commodity and Transportation Fuel Price Risk.

Ferrellgas, L.P.’s overall objective for entering into commodity based derivative contracts, including commodity options and swaps, is to hedge a portion of its exposure to market fluctuations in propane, gasoline, diesel and crude oil prices.

Ferrellgas, L.P's risk management activities primarily attempt to mitigate price risks related to the purchase, storage, transport and sale of propane and crude oil generally in the contract and spot markets from major domestic energy companies on a short-term basis. Ferrellgas, L.P attempts to mitigate these price risks through the use of financial derivative instruments and forward propane purchase and sales contracts. Additionally, Ferrellgas, L.P.'s risk management activities attempt to mitigate price risks related to the purchase of gasoline and diesel fuel for use in the transport of propane from retail fueling stations through the use of financial derivative instruments.

Ferrellgas, L.P.’s risk management strategy involves taking positions in the forward or financial markets that are equal and opposite to Ferrellgas, L.P.’s positions in the physical products market in order to minimize the risk of financial loss from an adverse price change. This risk management strategy is successful when Ferrellgas, L.P.’s gains or losses in the physical product markets are offset by its losses or gains in the forward or financial markets. These financial derivatives are designated as cash flow hedges. The gasoline and diesel related financial derivatives are not formally designated and documented as a hedge of exposure to fluctuations in the market price of fuel.

Ferrellgas, L.P.’s risk management activities may include the use of financial derivative instruments including, but not limited to, swaps, options, and futures to seek protection from adverse price movements and to minimize potential losses. Ferrellgas, L.P. enters into these financial derivative instruments directly with third parties in the over-the-counter market and with brokers who are clearing members with the New York Mercantile Exchange. All of Ferrellgas, L.P.’s financial derivative instruments are reported on the consolidated balance sheets at fair value.

Ferrellgas, L.P. also enters into forward propane purchase and sales contracts with counterparties. These forward contracts qualify for the normal purchase normal sales exception within GAAP guidance and are therefore not recorded on Ferrellgas, L.P.’s financial statements until settled.

On the date that derivative contracts are entered into, other than those designated as normal purchases or normal sales, Ferrellgas, L.P. makes a determination as to whether the derivative instrument qualifies for designation as a hedge. These financial instruments are formally designated and documented as a hedge of a specific underlying exposure, as well as the risk management objectives and strategies for undertaking the hedge transaction. Because of the high degree of correlation between the hedging instrument and the underlying exposure being hedged, fluctuations in the value of the derivative instrument are generally offset by changes in the anticipated cash flows of the underlying exposure being hedged. Since the fair value of these derivatives fluctuates over their contractual lives, their fair value amounts should not be viewed in isolation, but rather in relation to the anticipated cash flows of the underlying hedged transaction and the overall reduction in Ferrellgas, L.P.’s risk relating to adverse fluctuations in propane prices. Ferrellgas, L.P. formally assesses, both at inception and at least quarterly thereafter, whether the financial instruments that are used in hedging transactions are effective at offsetting changes in the anticipated cash flows of the related underlying exposures. Any ineffective portion of a financial instrument’s change in fair value is recognized in “Cost of product sold - propane and other gas liquids sales” in the consolidated statements of earnings. Financial instruments formally designated and documented as a hedge of a specific underlying exposure are recorded gross at fair value as either “Prepaid expenses and other current assets”, "Other assets, net", “Other current liabilities” or "Other liabilities" on the consolidated balance sheets with changes in fair value reported in other comprehensive income.

Financial instruments not formally designated and documented as a hedge of a specific underlying exposure are recorded at fair value as “Prepaid expenses and other current assets”, "Other assets, net", “Other current liabilities”, or "Other liabilities" on the consolidated balance sheets with changes in fair value reported in "Cost of sales - midstream operations" and "Operating expense" on the consolidated statements of earnings.

Interest Rate Risk.

Ferrellgas, L.P.’s overall objective for entering into interest rate derivative contracts, including swaps, is to manage its exposure to interest rate risk associated with its fixed rate senior notes and its floating rate borrowings from both the secured credit facility and the accounts receivable securitization facility. Fluctuations in interest rates subject Ferrellgas, L.P. to interest rate risk. Decreases in interest rates increase the fair value of Ferrellgas, L.P.’s fixed rate debt, while increases in interest rates subject Ferrellgas, L.P. to the risk of increased interest expense related to its variable rate borrowings.

Ferrellgas, L.P. enters into fair value hedges to help reduce its fixed interest rate risk. Interest rate swaps are used to hedge the exposure to changes in the fair value of fixed rate debt due to changes in interest rates. Fixed rate debt that has been designated as being hedged is recorded at fair value while the fair value of interest rate derivatives that are considered fair value hedges are classified as “Prepaid expenses and other current assets”, “Other assets, net”, “Other current liabilities” or as “Other liabilities” on the consolidated balance sheets. Changes in the fair value of fixed rate debt and any related fair value hedges are recognized as they occur in “Interest expense” on the consolidated statements of earnings.

Ferrellgas, L.P. enters into cash flow hedges to help reduce its variable interest rate risk. Interest rate swaps are used to hedge the risk associated with rising interest rates and their effect on forecasted interest payments related to variable rate borrowings. These interest rate swaps are designated as cash flow hedges. Thus, the effective portions of changes in the fair value of the hedges are recorded in “Prepaid expenses and other current assets”, “Other assets, net”, “Other current liabilities” or as “Other liabilities” with an offsetting entry to “Other comprehensive income” at interim periods and are subsequently recognized as interest expense in the consolidated statement of earnings when the forecasted transaction impacts earnings. Changes in the fair value of any cash flow hedges that are considered ineffective are recognized as interest expense on the consolidated statement of earnings as they occur.

(11)   Revenue recognition: Revenues from Ferrellgas, L.P.'s propane and related equipment sales segment are recognized at the time product is delivered with payments generally due 30 days after receipt. Amounts are considered past due after 30 days. Ferrellgas, L.P. determines accounts receivable allowances based on management’s assessment of the creditworthiness of the customers and other collection actions. Ferrellgas, L.P. offers “even pay” billing programs that can create customer deposits or advances. Revenue is recognized from these customer deposits or advances to customers at the time product is delivered. Other revenues, which include revenue from the sale of propane appliances and equipment is recognized at the time of delivery or installation. Ferrellgas, L.P. recognizes shipping and handling revenues and expenses for sales of propane, appliances and equipment at the time of delivery or installation. Shipping and handling revenues are included in the price of propane charged to customers, and are classified as revenue. Revenues from annually billed, non-refundable propane tank rentals are recognized in “Revenues: other” on a straight-line basis over one year.

Revenues from Ferrellgas, L.P.'s midstream operations - crude oil logistics segment include crude oil sales, pipeline tariffs, trucking fees, rail throughput fees, pipeline management services, leasing, throughput, and storage; all items deemed as being associated with the transportation of crude oil. These revenues are recognized upon completion of the related service or delivery of product.

Revenues from Ferrellgas, L.P.'s midstream operations - water solutions segment are recognized when there is persuasive evidence that an arrangement exists, delivery has occurred or services have been rendered, the price is fixed or determinable and collectability is reasonably assured. Salt water disposal revenues are based on Ferrellgas, L.P.'s published or negotiated water disposal rates. Customers deliver salt water to be disposed to facilities and revenue is recognized when actual volumes of water are off-loaded at the facilities. Skimming oil disposal revenues are determined based on published rates subject to adjustments based on the quality of the oil sold and are recognized when actual volumes are delivered to the customer who determines the quality of the oil and collectability is reasonably assured. Amounts are considered past due after 30 days. Ferrellgas, L.P. determines accounts receivable allowances based on management’s assessment of the creditworthiness of the customers and other collection actions.

(12)   Shipping and handling expenses: Shipping and handling expenses related to delivery personnel, vehicle repair and maintenance and general liability expenses are classified within “Operating expense” in the consolidated statements of earnings. Depreciation expenses on delivery vehicles Ferrellgas, L.P. owns are classified within “Depreciation and amortization expense.” Delivery vehicles and distribution technology leased by Ferrellgas, L.P. are classified within “Equipment lease expense.”

See Note E – Supplemental financial statement information – for the financial statement presentation of shipping and handling expenses.

(13)    Cost of sales: “Cost of sales – propane and other gas liquids sales” includes all costs to acquire propane and other gas liquids, the costs of storing and transporting inventory prior to delivery to Ferrellgas, L.P.’s customers, the results from risk management activities to hedge related price risk and the costs of materials related to the refurbishment of Ferrellgas, L.P.’s portable propane tanks. "Cost of sales - midstream operations" includes all costs incurred to purchase and transport crude oil, including the costs of terminaling and transporting crude oil prior to delivery to customers and transportation cost related to the processing and disposal of salt water. “Cost of sales – other” primarily includes costs related to the sale of propane appliances and equipment.

(14)   Operating expenses: “Operating expense” primarily includes the personnel, vehicle, delivery, handling, plant, office, selling, marketing, credit and collections and other expenses related to the retail distribution of propane and related equipment and supplies. Within midstream operations, "Operating expense" includes plant, office, selling, marketing, credit and collections and other expense.

(15) General and administrative expenses: “General and administrative expense” primarily includes personnel and incentive expense related to executives, and employees and other overhead expense related to centralized corporate functions.

(16)  Stock-based plans:

Ferrell Companies, Inc. Incentive Compensation Plans (“ICPs”)
The ICPs are not Ferrellgas, L.P. stock-compensation plans; however, in accordance with Ferrellgas, L.P.’s partnership agreements, all Ferrellgas, L.P. employee-related costs incurred by Ferrell Companies are allocated to Ferrellgas, L.P. As a result, Ferrellgas, L.P. incurs a non-cash compensation charge from Ferrell Companies. During the years ended July 31, 2015, 2014 and 2013, the portion of the total non-cash compensation charge relating to the ICPs was $25.6 million, $24.5 million and $13.5 million, respectively.

Ferrell Companies is authorized to issue up to 9.25 million stock appreciation rights (“SARs”) that are based on shares of Ferrell Companies common stock. The SARs were established by Ferrell Companies to allow upper-middle and senior level managers as well as directors of the general partner to participate in the equity growth of Ferrell Companies. The SARs awards vest ratably over periods ranging from zero to 12 years or 100% upon a change of control of Ferrell Companies, or upon the death, disability or retirement at the age of 65 of the participant. All awards expire 10 or 15 years from the date of issuance. The fair value of each award is estimated on each balance sheet date using a binomial valuation model.

Effective July 31, 2015, Ferrell Companies is authorized to issue deferred appreciation right ("DARs") awards that are based on shares of Ferrell Companies common stock. The DAR awards were established by Ferrell Companies to allow upper-middle and senior level managers as well as directors of the general partner to participate in the equity growth of Ferrell Companies. The DAR awards vest ratably over periods ranging from zero to 12 years or 100% upon a change of control of Ferrell Companies, or upon the death, disability or retirement at the age of 65 of the participant. All awards expire 10 or 15 years from the date of issuance. The fair value of each award is estimated on each balance sheet date using a binomial valuation model.

(17)    Income taxes:  Ferrellgas, L.P. is a limited partnership and owns three subsidiaries that are taxable corporations. As a result, except for the taxable corporations, Ferrellgas, L.P.’s earnings or losses for federal income tax purposes are included in the tax returns of the individual partners. Accordingly, the accompanying consolidated financial statements of Ferrellgas, L.P.

reflect federal income taxes related to the above mentioned taxable corporations and certain states that allow for income taxation of partnerships. Net earnings for financial statement purposes may differ significantly from taxable income reportable to partners as a result of differences between the tax basis and financial reporting basis of assets and liabilities, the taxable income allocation requirements under Ferrellgas, L.P.’s partnership agreement and differences between Ferrellgas, L.P.’s financial reporting year end and limited partners tax year end.

Income tax expense consisted of the following:

	For the year ended July 31,
	2015	2014	2013
Current expense (benefit)	$(654)	$2,383	$1,705
Deferred expense	270	88	133
Income tax expense	$(384)	$2,471	$1,838

Deferred taxes consisted of the following:

	July 31,
	2015	2014
Deferred tax assets	$724	$1,152
Deferred tax liabilities	(4,157)	(4,313)
Net deferred tax liability	$(3,433)	$(3,161)

(18)  Sales taxes: Ferrellgas, L.P. accounts for the collection and remittance of sales tax on a net tax basis. As a result, these amounts are not reflected in the consolidated statements of earnings.

(19) Loss contingencies: In the normal course of business, Ferrellgas, L.P. is involved in various claims and legal proceedings. Ferrellgas, L.P. records a liability for such matters when it is probable that a loss has been incurred and the amounts can be reasonably estimated. When only a range of possible loss can be established, the most probable amount in the range is accrued. If no amount within this range is a better estimate than any other amount within the range, the minimum amount in the range is accrued. Legal costs associated with these loss contingencies are expensed as incurred.

(20)  New accounting standards:

Financial Accounting Standards Board ("FASB") Accounting Standard Update ("ASU") No. 2011-08
In September 2011, the FASB issued ASU 2011-08, which amends the existing guidance on goodwill impairment testing. Under the new guidance, entities testing goodwill for impairment have the option of performing a qualitative assessment before calculating the fair value of the reporting unit. If an entity determines, on the basis of qualitative factors, that the fair value of the reporting unit is more likely than not less than the carrying amount, the two-step impairment test would be required. This guidance is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. Ferrellgas, L.P.'s adoption of this guidance in fiscal 2013 did not have a significant impact on its financial position, results of operations or cash flows.

FASB Accounting Standard Update No. 2012-02
In July 2012, the FASB issued ASU 2012-02, which amends the existing guidance on impairment testing of indefinite-lived intangible assets. Under the new guidance, entities testing indefinite-lived intangible assets for impairment have the option of performing a qualitative assessment before calculating the fair value of the asset. If an entity determines, on the basis of qualitative factors, that the fair value of the asset is more likely than not less than the carrying amount, the two-step impairment test would be required. This guidance is effective for annual and interim indefinite-lived intangible asset impairment tests performed for fiscal years beginning after September 15, 2012. Early adoption is permitted.  Ferrellgas, L.P.'s adoption of this guidance in fiscal 2013 did not have a significant impact on its financial position, results of operations or cash flows.

FASB Accounting Standard Update No. 2014-09
In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers. The issuance is part of a joint effort by the FASB and the International Accounting Standards Board (IASB) to enhance financial reporting by creating common revenue recognition guidance for U.S. GAAP and IFRS and, thereby, improving the consistency of requirements, comparability of practices and usefulness of disclosures. The new standard will supersede much of the existing authoritative literature for revenue recognition. The standard and related amendments will be effective for Ferrellgas, L.P. for its annual reporting period beginning August 1, 2018, including interim periods within that reporting period. Early application is not permitted. Entities are allowed to transition to the new standard by either recasting prior periods or recognizing the cumulative effect. Ferrellgas, L.P.

is currently evaluating the newly issued guidance, including which transition approach will be applied and the estimated impact it will have on the consolidated financial statements.

FASB Accounting Standard Update No. 2014-08
In April 2014, the FASB issued ASU 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity, to change the criteria for determining which disposals can be presented as discontinued operations and enhanced the related disclosure requirements. ASU 2014-08 is effective for us on a prospective basis in Ferrellgas, L.P.'s first quarter of fiscal 2016 with early adoption permitted for disposals (or classifications as held for sale) that have not been reported in financial statements previously issued. Ferrellgas, L.P. does not expect the adoption of ASU 2014-08 to have a material impact on the consolidated financial statements.

FASB Accounting Standard Update No. 2015-02
In February 2015, the FASB issued ASU 2015-02, Consolidation: Amendments to the Consolidation Analysis which provides additional guidance on the consolidation of limited partnerships and on the evaluation of variable interest entities. This guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2015. Early adoption is permitted. Ferrellgas, L.P. is currently evaluating the impact of our pending adoption of ASU 2015-02 on the consolidated financial statements.

FASB Accounting Standard Update No. 2015-03
In April 2015, the FASB issued ASU 2015-03, Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs, which requires that debt issuance costs be presented in the balance sheet as a direct deduction from the carrying value of the debt liability. ASU 2015-03 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2015, with early adoption permitted, and retrospective application required. Ferrellgas, L.P. is currently evaluating the impact of our pending adoption of ASU 2015-03 on the consolidated financial statements.

C.    Business combinations

Business combinations are accounted for under the acquisition method of accounting and the assets acquired and liabilities assumed are recorded at their estimated fair market values as of the acquisition dates. The results of operations are included in the consolidated statements of earnings from the date of acquisition. The pro forma effect of these transactions was not material to Ferrellgas, L.P.’s balance sheets or results of operations, except for Bridger as noted below.

Propane and related equipment sales

During July 2015, Ferrellgas, L.P. acquired the assets of Propane Advantage, LLC, based in Utah, with an aggregate value of $7.7 million.

During fiscal 2014, Ferrellgas, L.P. acquired seven propane distribution assets with an aggregate value of $38.7 million in the following transactions:

•	KanGas, based in Kansas, acquired November 2013;

•	Motor Propane, based in Wisconsin, acquired December 2013;

•	Country Boys Propane, based in Georgia, acquired March 2014;

•	Viking Propane, based in California, acquired May 2014;

•	Kaw Valley Propane, based in Kansas, acquired June 2014;

•	Wise Choice Propane, based in Ohio, acquired July 2014; and

•	Sharp Propane, based in Texas, acquired July 2014.

During fiscal 2013, Ferrellgas, L.P. acquired propane distribution and grilling tool assets with an aggregate value of $39.2 million in the following transactions:

•	Capitol City Propane, based in California, acquired September 2012;

•	Flores Gas, based in Texas, acquired October 2012;

•	IGS Propane, based in Connecticut, acquired December 2012;

•	Mr. Bar-B-Q, based in New York, acquired March 2013; and

•	Western Petroleum, based in Utah, acquired April 2013.

The goodwill arising from the propane and related equipment sales acquisitions consists largely of the synergies and economies of scale expected from combining the operations of Ferrellgas, L.P. and the acquired companies.

These acquisitions, were funded as follows on their dates of acquisition:

	For the year ended July 31,
	2015	2014	2013
Cash payments, net of cash acquired	$4,250	$34,219	$37,186
Issuance of liabilities and other costs and considerations	481	2,942	2,035
Common units, net of issuance costs	3,000	1,500	—
Aggregate fair value of transactions	$7,731	$38,661	$39,221

The aggregate fair values, for the acquisitions in propane and related equipment sales reporting segment, were allocated as follows, including any adjustments identified during the measurement period:

	For the year ended July 31,
	2015	2014	2013
Working capital	233	(919)	7,302
Customer tanks, buildings, land and other	236	14,519	5,155
Goodwill	—	2,922	4,640
Customer lists	6,569	19,480	12,211
Non-compete agreements	693	2,659	944
Other intangibles	—	—	5,678
Trade names & trademarks	—	—	3,291
Aggregate fair value of net assets acquired	$7,731	$38,661	$39,221

Midstream operations - Water solutions

During fiscal 2015, Ferrellgas, L.P. acquired salt water disposal assets with an aggregate value of $74.7 million in the following transactions, which includes $1.4 million paid in fiscal 2015 as a working capital and valuation adjustment for prior year acquisitions:

•	C&E Production, LLC, based in Texas, acquired September 2014; and

•	Segrest Saltwater Resources, based in Texas, acquired May 2015.

During fiscal 2014, Ferrellgas, L.P. acquired salt water disposal assets with an aggregate value of $130.3 million relating to the midstream - water solutions segment. This included the acquisitions of Sable Environmental, LLC and Sable SWD 2, LLC ("Sable"), based in Corpus Christi, Texas and Dietert SWD, based in LaSalle County, Texas. The Sable acquisition was funded through borrowings from the secured credit facility, and subsequently Sable's ownership group purchased $50.0 million of Ferrellgas Partners common units. The excess of purchase consideration over net assets assumed was recorded as goodwill, which represents the strategic value assigned to Sable, including the knowledge and experience of the workforce in place.

These acquisitions were funded as follows on their dates of acquisition:

	For the year ended July 31,
	2015	2014	2013
Cash payments, net of cash acquired	$74,677	$127,785	$—
Issuance of liabilities and other costs and considerations	—	2,555	—
Aggregate fair value of transactions	$74,677	$130,340	$—

The aggregate fair values, for these acquisitions were allocated as follows:

	For the year ended July 31,
	2015	2014	2013
Working capital	1,155	490	—
Customer tanks, buildings, land and other	1,704	622	—
Salt water disposal wells	10,705	24,288	—
Goodwill	12,359	16,957	—
Customer relationships	38,846	64,000	—
Non-compete agreements	3,639	13,300	—
Permits and favorable lease arrangements	6,269	10,683	—
Aggregate fair value of net assets acquired	$74,677	$130,340	$—

The acquisition of Sable included contingent consideration which requires Ferrellgas, L.P. to pay the former owners of Sable a multiple for earnings in excess of certain EBITDA targets for each of the first two years following the acquisition date. At the date of acquisition, the potential undiscounted amount of all future payments that Ferrellgas, L.P. could be required to make under the contingent consideration arrangement was between $0 and $2.0 million based upon management's estimate of the likelihood that the target EBITDA metric will be met and exceeded and the amount by which it could be exceeded at the date of acquisition. See further discussion of the determination of the fair value of the contingent consideration at Note J - Fair Value Measurements.

Midstream operations - Crude oil logistics solutions

On June 24, 2015, Ferrellgas Partners acquired Bridger and formed a new midstream operation - crude oil logistics segment based near Dallas, Texas. Ferrellgas Partners paid $560.0 million of cash, net of cash acquired and issued $260.0 million of Ferrellgas Partners common units to the seller, along with $2.5 million of other seller costs and consideration for an aggregate value of $822.5 million. Ferrellgas Partners then contributed the Bridger assets and liabilities to Ferrellgas, L.P. Ferrellgas, L.P. has incurred and charged to operating expenses, net $16.4 million of costs during the year ended July 31, 2015, related to the acquisition and transition of Bridger.

Bridger's assets include rail cars, trucks, tank trailers, injection stations, a pipeline, and other assets. Bridger's operations provide crude oil transportation logistics on behalf of producers and end-users of crude oil on a fee-for-service basis, and purchases and sells crude oil in connection with other fee-for-service arrangements.

The excess of purchase consideration over net assets assumed was recorded as goodwill, which represents the strategic value assigned to Bridger, including the knowledge and experience of the workforce in place.

The aggregate fair value for the Bridger Logistics Acquisition in the midstream operations - crude oil logistics solutions segment was preliminarily allocated as follows:

For the year ended July 31,
2015
Working capital	$1,783
Transportation equipment	293,491
Injection stations and pipelines	41,632
Goodwill	193,311
Customer relationships	261,811
Non-compete agreements	14,800
Trade names & trademarks	5,800
Office equipment	7,449
Other	2,375
Aggregate fair value of net assets acquired	$822,452

The following amounts from this acquisition were included in the operating results for the year ending July 31, 2015:

For the year ended July 31,
2015
Revenue	$81,512
Operating income	3,848

Pro forma results of operations (unaudited)

The following summarized unaudited pro forma consolidated statement of earnings information assumes that the acquisition of Bridger during fiscal 2015 occurred as of August 1, 2013. These unaudited pro forma results are for comparative purposes only and may not be indicative of the results that would have occurred had this acquisition been completed on August 1, 2013 or the results that would be attained in the future.

	For the year ended July 31,
	2015	2014
Revenue	$2,319,927	2,583,680
Net earnings	4,504	20,580

The unaudited pro forma consolidated data presented above has also been prepared as if the issuance of senior secured notes in June 2015, which are described in Note H to these consolidated financial statements, had been completed on August 1, 2013.

The estimated fair values and useful lives of assets acquired during fiscal 2015 are based on a preliminary valuation and are subject to final valuation adjustments. Ferrellgas, L.P. intends to continue its analysis of the net assets of these transactions to determine the final allocation of the total purchase price to the various assets and liabilities acquired. The estimated fair values and useful lives of assets acquired during fiscal 2014 and 2013 are based on internal valuations and included only minor adjustments during the 12 month period after the date of acquisition. Due to the immateriality of these adjustments, Ferrellgas, L.P. did not retrospectively adjust the consolidated statements of operations for those measurement period adjustments.

D.    Quarterly distributions of available cash

Ferrellgas, L.P. makes quarterly cash distributions of all of its "available cash." Available cash is defined in the partnership agreement of Ferrellgas, L.P. as, generally, the sum of its consolidated cash receipts less consolidated cash disbursements and net changes in reserves established by the general partner for future requirements. Reserves are retained in order to provide for the proper conduct of Ferrellgas, L.P.’s business, or to provide funds for distributions with respect to any one or more of the next four fiscal quarters. Distributions are made within 45 days after the end of each fiscal quarter ending October, January, April, and July.

Distributions by Ferrellgas, L.P. in an amount equal to 100% of its available cash, as defined in its partnership agreement, will be made approximately 99% to Ferrellgas Partners and approximately 1% to the general partner.

E.    Supplemental financial statement information

Inventories consist of the following:

	2015	2014
Propane gas and related products	$68,731	$121,111
Appliances, parts and supplies	28,023	24,858
Inventories	$96,754	$145,969

In addition to inventories on hand, Ferrellgas, L.P. enters into contracts primarily to buy propane for supply procurement purposes. Most of these contracts have terms of less than one year and call for payment based on market prices at the date of delivery. All supply procurement fixed price contracts have terms of fewer than 36 months. As of July 31, 2015, Ferrellgas, L.P. had committed, for supply procurement purposes, to take delivery of approximately 80.5 million gallons of propane at fixed prices.

Property, plant and equipment, net consist of the following:

	Estimated useful lives	2015	2014
Land	Indefinite	$34,389	$31,890
Land improvements	2-20	13,249	12,812
Buildings and improvements	20	71,923	68,492
Vehicles, including transport trailers	8-20	228,646	95,701
Bulk equipment and district facilities	5-30	111,657	109,739
Tanks, cylinders and customer equipment	2-30	772,904	772,402
Salt water disposal wells and related equipment	2-23	38,460	24,288
Rail cars	30	150,235	—
Injection stations	20	37,619	—
Pipeline	15	4,074	—
Computer and office equipment	2-5	123,386	116,265
Construction in progress	n/a	16,841	7,029
		1,603,383	1,238,618
Less: accumulated depreciation		638,166	626,831
Property, plant and equipment, net		$965,217	$611,787

Depreciation expense totaled $61.3 million, $58.3 million and $59.3 million for fiscal 2015, 2014 and 2013, respectively.

Other current liabilities consist of the following:

	2015	2014
Accrued interest	$15,275	$10,176
Accrued payroll	17,485	37,120
Customer deposits and advances	28,792	25,412
Price risk management liabilities	31,450	83
Other	83,174	50,362
Other current liabilities	$176,176	$123,153

Shipping and handling expenses are classified in the following consolidated statements of earnings line items:

	For the year ended July 31,
	2015	2014	2013
Operating expense	$174,105	$190,999	$181,932
Depreciation and amortization expense	5,127	5,829	5,744
Equipment lease expense	22,667	15,807	14,028
	$201,899	$212,635	$201,704

F.  Accounts and notes receivable, net and accounts receivable securitization

Accounts and notes receivable, net consist of the following:

	2015	2014
Accounts receivable pledged as collateral	$123,791	$159,003
Accounts receivable	77,636	24,108
Other	307	247
Less: Allowance for doubtful accounts	(4,816)	(4,756)
Accounts and notes receivable, net	$196,918	$178,602

Ferrellgas, L.P. maintains an accounts receivable securitization facility with Wells Fargo Bank, N.A., Fifth Third Bank and SunTrust Bank. This accounts receivable securitization facility has up to $225.0 million of capacity and matures on January 19, 2017. As part of this facility, Ferrellgas, L.P. through Ferrellgas Receivables, securitizes a portion of its trade accounts receivable through a commercial paper conduit for proceeds of up to $225.0 million during the months of January, February,

March and December, $175.0 million during the months of April and May and $145.0 million for all other months, depending on the availability of undivided interests in its accounts receivable from certain customers. At July 31, 2015, $123.8 million of trade accounts receivable were pledged as collateral against $70.0 million of collateralized notes payable due to the commercial paper conduit. At July 31, 2014, $159.0 million of trade accounts receivable were pledged as collateral against $91.0 million of collateralized notes payable due to the commercial paper conduit. These accounts receivable pledged as collateral are bankruptcy remote from Ferrellgas, L.P. Ferrellgas, L.P. does not provide any guarantee or similar support to the collectability of these accounts receivable pledged as collateral.

Ferrellgas, L.P. structured Ferrellgas Receivables in order to facilitate securitization transactions while complying with Ferrellgas, L.P.’s various debt covenants. If the covenants were compromised, funding from the facility could be restricted or suspended, or its costs could increase. As of July 31, 2015, Ferrellgas, L.P. had received cash proceeds of $70.0 million from trade accounts receivables securitized, with no remaining capacity to receive additional proceeds. As of July 31, 2014, Ferrellgas, L.P. had received cash proceeds of $91.0 million from trade accounts receivables securitized, with no remaining capacity to receive additional proceeds. Borrowings under the accounts receivable securitization facility had a weighted average interest rate of 2.3% and 2.1% as of July 31, 2015 and 2014, respectively.

G.    Goodwill and intangible assets, net

Goodwill and intangible assets, net consist of the following:

	July 31, 2015			July 31, 2014
	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Goodwill, net	$478,747	$—	$478,747	$273,210	$—	$273,210

Intangible assets, net
Amortized intangible assets
Customer related	$807,122	$(349,719)	$457,403	$500,100	$(322,277)	$177,823
Non-compete agreements	53,711	(18,730)	34,981	63,933	(43,120)	20,813
Permits and favorable lease arrangements	16,952	(1,173)	15,779	10,683	(119)	10,564
Other	9,182	(5,497)	3,685	9,177	(4,592)	4,585
	886,967	(375,119)	511,848	583,893	(370,108)	213,785

Unamortized intangible assets
Trade names & trademarks	68,195		68,195	62,386		62,386
Total intangible assets, net	$955,162	$(375,119)	$580,043	$646,279	$(370,108)	$276,171

Changes in the carrying amount of goodwill, by reportable segment, are as follows:

	Propane and related equipment sales	Midstream operations - water solutions	Midstream operations - crude oil logistics	Total
Balance July 31, 2013	$253,362	$—	$—	$253,362
Acquisitions	2,922	16,957	—	19,879
Other	(31)	—	—	(31)
Balance July 31, 2014	256,253	16,957	—	273,210
Acquisitions	—	12,359	193,311	205,670
Other	(133)	—	—	(133)
Balance July 31, 2015	$256,120	$29,316	$193,311	$478,747

Customer related intangible assets have estimated lives of 12 to 15 years, permits and favorable lease arrangements have estimated lives of 15 years while non-compete agreements and other intangible assets have estimated lives ranging from two to

10 years. Ferrellgas, L.P. intends to utilize all acquired trademarks and trade names and does not believe there are any legal, regulatory, contractual, competitive, economical or other factors that would limit their useful lives. Therefore, trademarks and trade names have indefinite useful lives. Customer related intangibles, permits and favorable lease arrangements, non-compete agreements and other intangibles carry a weighted average life of 11, 14, six years and five years, respectively.

Aggregate amortization expense related to intangible assets, net:
For the year ended July 31,
2015	$34,585
2014	23,490
2013	21,725

Estimated amortization expense:
For the year ended July 31,
2016	$61,788
2017	61,212
2018	57,546
2019	51,297
2020	45,588

H.    Debt

Short-term borrowings

Ferrellgas, L.P. classified a portion of its secured credit facility borrowings as short-term because it was used to fund working capital needs that management had intended to pay down within the 12 month period following each balance sheet date. As of July 31, 2015 and 2014, $75.3 million and $69.5 million, respectively, were classified as short-term borrowings. For further discussion see the secured credit facility section below.

Long-term debt

Long-term debt consists of the following:

	2015	2014
Senior notes
Fixed rate, 6.50%, due 2021 (1)	$500,000	$500,000
Fixed rate, 6.75%, due 2023 (3)	500,000	—
Fixed rate, 6.75%, due 2022, net of unamortized premium of $4,906 and $5,863 at 2015 and 2014, respectively (2)	479,906	480,863
Fair value adjustments related to interest rate swaps	876	(2,534)

Secured credit facility
Variable interest rate, expiring October 2018 (net of $75.3 million and $69.5 million classified as short-term borrowings at July 31, 2015 and 2014, respectively)	136,081	123,781

Notes payable
9.5% and 8.8% weighted average interest rate at July 31, 2015 and 2014, respectively, due 2015 to 2022, net of unamortized discount of $1,914 and $2,239 at July 31, 2015 and 2014, respectively	9,181	11,727
	1,626,044	1,113,837
Less: current portion, included in other current liabilities on the consolidated balance sheets	3,652	3,623
Long-term debt	$1,622,392	$1,110,214

(1)
During November 2010, Ferrellgas, L.P. issued $500.0 million in aggregate principal amount of new 6.50% senior notes due 2021 at an offering price equal to par. These notes are general unsecured senior obligations of Ferrellgas, L.P. and are effectively junior to all future senior secured indebtedness of Ferrellgas, L.P., to the extent of the value of the assets securing the debt, and are structurally subordinated to all existing and future indebtedness and obligations of Ferrellgas, L.P. The senior notes bear interest from the date of issuance, payable semi-annually in arrears on May 1 and November 1 of each year. The outstanding principal amount is due on May 1, 2021. Ferrellgas, L.P. would incur prepayment penalties if it were to repay the notes prior to 2019.

(2)
During November 2013, Ferrellgas, L.P. issued $325.0 million in aggregate principal amount of 6.75% senior notes due 2022 at an offering price equal to par. Ferrellgas, L.P. received $319.3 million of net proceeds after deducting underwriters' fees. Ferrellgas, L.P. used the net proceeds to redeem all of its $300.0 million 9.125% fixed rate senior notes due October 1, 2017. Ferrellgas, L.P. used the remaining proceeds to pay the related $14.7 million make whole and consent payments, $3.3 million in interest payments and to reduce outstanding indebtedness under the secured credit facility. This redemption also resulted in $6.0 million of non-cash write-offs of unamortized debt discount and related capitalized debt costs. The make whole and consent payments and the non-cash write-offs of unamortized debt discount and related capitalized debt costs are classified as loss on extinguishment of debt. During June 2014, Ferrellgas, L.P. issued an additional $150.0 million in aggregate principal amount of 6.75% senior notes due 2022 at an offering price equal to 104% of par. Ferrellgas, L.P. used the net proceeds for general corporate purposes, including to repay indebtedness under its secured credit facility and to pay related transaction fees and expenses.

(3)
During June 2015, Ferrellgas, L.P. issued $500.0 million in aggregate principal amount of 6.75% senior notes due 2023 at an offering price equal to par. The senior notes bear interest from the date of issuance, payable semi-annually in arrears on June 15 and December 15 of each year. The outstanding principal amount is due on June 15, 2023. Ferrellgas, L.P. would incur prepayment penalties if it were to repay the notes prior to 2021. Ferrellgas, L.P. received $491.3 million of net proceeds after deducting underwriters' fees. Ferrellgas, L.P. used the net proceeds to fund a portion of the cash portion of the consideration for the acquisition of the outstanding membership interests in Bridger Logistics, LLC and its subsidiaries with remaining amounts being used to repay outstanding borrowing under the secured credit facility after the closing of the acquisitions.

Secured credit facility

During October 2013, Ferrellgas, L.P. executed a second amendment to its secured credit facility. This amendment extended the maturity date to October 2018, increased the size of the facility from $400.0 million to $500.0 million with no change to the size of the letter of credit sublimit which remains at $200.0 million and decreased interest rates by 0.25%. Ferrellgas, L.P. incurred a loss on extinguishment of debt of $0.3 million related to the writeoff of capitalized financing costs.

During June 2014, Ferrellgas, L.P. executed a third amendment to its secured credit facility to better facilitate its strategic focus on further business diversification. Immediately following the amendment, Ferrellgas, L.P. increased the size of this facility from $500.0 million to $600.0 million with no change to the size of the letter of credit sublimit which remains at $200.0 million. This amendment did not change the interest rate or the maturity date of the secured credit facility which remains at October 2018. Borrowings under this amended facility are available for working capital needs, capital expenditures and other general partnership purposes, including the refinancing of existing indebtedness.

During June 2015, Ferrellgas, L.P. executed a fourth amendment to its secured credit facility to administer certain technical revisions in order to facilitate the Bridger Logistics Acquisition and related funding. This amendment did not change the terms or maturity date of the secured credit facility.

The secured credit facility contains various affirmative and negative covenants and default provisions, as well as requirements with respect to the maintenance of specified financial ratios and limitations on the making of loans and investments.

As of July 31, 2015, Ferrellgas, L.P. had total borrowings outstanding under its secured credit facility of $211.4 million, of which $136.1 million was classified as long-term debt. As of July 31, 2014, Ferrellgas, L.P. had total borrowings outstanding under its secured credit facility of $193.3 million, of which $123.8 million was classified as long-term debt.

Borrowings outstanding at July 31, 2015 and 2014 under the secured credit facility had a weighted average interest rate of 3.5% and 3.4%, respectively. All borrowings under the secured credit facility bear interest, at Ferrellgas, L.P.’s option, at a rate equal to either:

•
for Base Rate Loans or Swing Line Loans, the Base Rate, which is defined as the higher of i) the federal funds rate plus 0.50%, ii) Bank of America’s prime rate; or iii) the Eurodollar Rate plus 1.00%; plus a margin varying from 0.75% to 1.75% (as of July 31, 2015 and 2014, the margin was  1.50% and 1.25%, respectively); or

•
for Eurodollar Rate Loans, the Eurodollar Rate, which is defined as the LIBOR Rate plus a margin varying from 1.75% to 2.75% (as of July 31, 2015 and 2014, the margin was 2.50% and 2.25%, respectively).

As of July 31, 2015, the federal funds rate and Bank of America’s prime rate were 0.14% and 3.25%, respectively. As of July 31, 2014, the federal funds rate and Bank of America’s prime rate were 0.09% and 3.25%, respectively. As of July 31, 2015, the one-month and three-month Eurodollar Rates were 0.19% and 0.33%, respectively. As of July 31, 2014, the one-month and three-month Eurodollar Rates were 0.17% and 0.24%, respectively.

In addition, an annual commitment fee is payable at a per annum rate range from 0.35% to 0.50% times the actual daily amount by which the facility exceeds the sum of (i) the outstanding amount of revolving credit loans and (ii) the outstanding amount of letter of credit obligations.

The obligations under this credit facility are secured by substantially all assets of Ferrellgas, L.P., the general partner and certain subsidiaries of Ferrellgas, L.P. but specifically excluding (a) assets that are subject to Ferrellgas, L.P.’s accounts receivable securitization facility, (b) the general partner’s equity interest in Ferrellgas Partners and (c) equity interest in certain unrestricted subsidiaries. Such obligations are also guaranteed by the general partner and certain subsidiaries of Ferrellgas, L.P.

Letters of credit outstanding at July 31, 2015 totaled $61.2 million and were used primarily to secure insurance arrangements and to a lesser extent, commodity hedges and product purchases. Letters of credit outstanding at July 31, 2014 totaled $56.3 million and were used primarily to secure insurance arrangements and to a lesser extent, product purchases. At July 31, 2015, Ferrellgas, L.P. had available letter of credit remaining capacity of $138.8 million. At July 31, 2014 Ferrellgas, L.P. had available letter of credit remaining capacity of $143.7 million. Ferrellgas, L.P. incurred commitment fees of $1.5 million, $1.2 million and $0.9 million in fiscal 2015, 2014 and 2013, respectively.

Interest rate swaps

In May 2012, Ferrellgas, L.P. entered into a $140.0 million interest rate swap agreement to hedge against changes in fair value on a portion of its $300.0 million 9.125% fixed rate senior notes due 2017. Ferrellgas, L.P. received 9.125% and paid one-month LIBOR plus 7.96%, on the $140.0 million swapped. In October 2013, this interest rate swap was terminated. As a result, the operating partnership discontinued hedge accounting treatment for this agreement at a cost of $0.2 million, which was classified as loss on extinguishment of debt when the related senior notes were redeemed as discussed above. The operating partnership accounted for this agreement as a fair value hedge. In May 2012, Ferrellgas, L.P. also entered into a $140.0 million interest rate swap agreement to hedge against changes in fair value on a portion of its $500.0 million 6.5% fixed rate senior notes due 2021. Ferrellgas, L.P. receives 6.5% and pays a one-month LIBOR plus 4.715%, on the $140.0 million swapped. The operating partnership accounts for this agreement as a fair value hedge.

In May 2012, Ferrellgas, L.P. entered into a forward interest rate swap agreement to hedge against variability in forecasted interest payments on Ferrellgas, L.P.’s secured credit facility and collateralized note payable borrowings under the accounts receivable securitization facility. From August 2015 through July 2017, Ferrellgas, L.P. will pay 1.95% and receive variable payments based on one-month LIBOR for the notional amount of $175.0 million. From August 2017 through July 2018, Ferrellgas, L.P. will pay 1.95% and receive variable payments based on one-month LIBOR for the notional amount of $100.0 million. Ferrellgas, L.P. accounts for this agreement as a cash flow hedge.

Covenants

The senior notes and the credit facility agreement contain various restrictive covenants applicable to Ferrellgas, L.P. and its subsidiaries, the most restrictive relating to additional indebtedness. The only restriction that prohibits Ferrellgas, L.P. from making cash distributions, advances or loans of the minimum quarterly distribution is if a default or event of default exists or would exist upon making such distribution, advances or loans, or if Ferrellgas, L.P. fails to meet certain coverage tests. As of July 31, 2015, Ferrellgas, L.P. is in compliance with all requirements, tests, limitations and covenants related to these debt agreements. At July 31, 2015, Ferrellgas, L.P. has no restricted net assets. Other than the senior notes and the credit facility agreement, there are no other agreements which restrict Ferrellgas, L.P.'s subsidiaries ability to transfer funds to Ferrellgas, L.P. in the form of cash dividends, loans or advances.

The scheduled annual principal payments on long-term debt are as follows:

For the year ending July 31,	Scheduled annual principal payments
2016	$3,652
2017	3,241
2018	1,719
2019	1,204
2020	136,429
Thereafter	1,475,931
Total	$1,622,176

I.  Partners’ capital

Bridger transaction and related distributions and contributions

During June 2015, in connection with the Bridger Logistics Acquisition, Ferrellgas, L.P. entered into the following transactions with Ferrellgas Partners and the general partner:

•	Distributed $418.9 million and $4.3 million in cash to Ferrellgas Partners and the general partner, respectively.

•	Received an asset contribution of $822.5 million from Ferrellgas Partners.

•	In connection with this non-cash contribution, Ferrellgas, L.P. received a cash contribution of $8.4 million from the general partner.

See Note C - Business combinations for details regarding the acquisition of Bridger.

Partnership quarterly distributions paid

Ferrellgas, L.P. has paid the following quarterly distributions.

	For the year ended July 31,
	2015	2014	2013
Ferrellgas Partners	$182,803	$176,623	$175,380
General partner	1,864	1,803	1,790

On August 20, 2015, Ferrellgas, L.P. declared distributions for the three months ended July 31, 2015 to Ferrellgas Partners and the general partner of $52.0 million and $0.5 million, respectively, which were paid on September 14, 2015.

Other partnership contributions

During fiscal 2015, Ferrellgas, L.P. received cash contributions of $42.2 million from Ferrellgas Partners. The proceeds were used to reduce outstanding indebtedness under Ferrellgas, L.P.'s secured credit facility.

During fiscal 2015 and 2014 Ferrellgas, L.P. received asset contributions of $3.0 million and $1.5 million from Ferrellgas Partners in connection with acquisitions of propane distribution assets.

See additional discussions about transactions with related parties in Note L – Transactions with related parties.

Accumulated other comprehensive income (loss) (“AOCI”)

See Note K – Derivative instruments and hedging activities – for details regarding changes in fair value on risk management financial derivatives recorded within AOCI for the years ended July 31, 2015 and 2014.

General partner’s commitment to maintain its capital account

Ferrellgas, L.P.’s partnership agreement allows the general partner to have an option to maintain its 1.0101% general partner interest concurrent with the issuance of other additional equity.

During fiscal 2015, the general partner made cash contributions of $0.4 million and non-cash contributions of $0.5 million to Ferrellgas, L.P. to maintain its 1.0101% general partner interest.

During fiscal 2014, the general partner made cash contributions of $0.5 million and non-cash contributions of $0.5 million to Ferrellgas, L.P. to maintain its 1.0101% general partner interest.

J.    Fair value measurements

Derivative Financial Instruments

The following table presents Ferrellgas, L.P.’s financial assets and financial liabilities that are measured at fair value on a recurring basis for each of the fair value hierarchy levels, including both current and noncurrent portions, as of July 31, 2015 and 2014:

	Asset (Liability)
	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Unobservable Inputs (Level 3)	Total
July 31, 2015:
Assets:
Derivative financial instruments:
Interest rate swap agreements	$—	$1,828	$—	$1,828
Commodity derivatives	$—	$4,655	$—	$4,655
Liabilities:
Derivative financial instruments:
Interest rate swap agreements	$—	$(4,748)	$—	$(4,748)
Commodity derivatives	$—	$(42,375)	$—	$(42,375)
Contingent consideration	$—	$—	$(100)	$(100)

July 31, 2014:
Assets:
Derivative financial instruments:
Interest rate swap agreements	$—	$2,101	$—	$2,101
Commodity derivatives	$—	$7,006	$—	$7,006
Liabilities:
Derivative financial instruments:
Interest rate swap agreements	$—	$(5,075)	$—	$(5,075)
Commodity derivatives	$—	$(83)	$—	$(83)
Contingent consideration	$—	$—	$(6,400)	$(6,400)

The following is a reconciliation of the opening and closing balances for the liability measured at fair value on a recurring basis using significant unobservable inputs (Level 3) during the period ended July 31, 2014:

Contingent consideration liability
Balance at July 31, 2014	$6,400
Estimated value at acquisition	—
Increase in fair value related to accretion	400
Change in fair value included in earnings	(6,700)
Balance at July 31, 2015	$100
Quantitative Information about Level 3 Fair Value Measurements

	Fair value at July 31, 2015	Valuation technique		Unobservable input	Range	Weighted Average
Contingent consideration liability	$100	Discounted cash flow	A.	Weighted average cost of capital (WACC)	N/A	20%
			B.	Probability of forecast	5% - 80%	N/A

The valuation of the contingent consideration is based on unobservable inputs such as Ferrellgas, L.P.'s weighted average cost of capital and the likelihood of the acquired company meeting earnings thresholds. As of July 31, 2015, fluctuations in these inputs could have the following effect (in thousands):

	Increase/(decrease)
	5% increase in WACC	5% decrease in WACC	10% increase in best earnings forecast probability	10% decrease in best earnings forecast probability
Change in the fair value of contingent consideration	$(10)	$—	$200	$(100)

Methodology

The fair values of Ferrellgas, L.P.’s non-exchange traded commodity derivative contracts are based upon indicative price quotations available through brokers, industry price publications or recent market transactions and related market indicators. The fair values of interest rate swap contracts are based upon third-party quotes or indicative values based on recent market transactions.

The fair value of Ferrellgas, L.P.'s contingent consideration for the Sable acquisition is based upon Ferrellgas, L.P.'s estimate of the likelihood that the target EBITDA metric will be met and exceeded and the amount by which it could be exceeded then discounting that value at a risk- and inflation-adjusted rate. The inputs to this model are the likelihood of meeting and exceeding the target EBITDA metric and discount rate. Management and the sellers prepared an operating forecast based on Sable's operating capacities, historical performance, and projected oil and water volumes and set a target EBITDA metric. Management then assessed the likelihood of this target EBITDA metric being achieved and exceeded and assigned probabilities to various potential outcomes. To determine the appropriate discount rate, management used observable inputs such as inflation rates, short and long-term yields for U.S. government securities and our nonperformance risk. Due to the significant unobservable inputs required in this measurement, management determined that the fair value measurement of the contingent consideration liability is level 3 in the fair value hierarchy.

Other Financial Instruments

The carrying amounts of other financial instruments included in current assets and current liabilities (except for current maturities of long-term debt) approximate their fair values because of their short-term nature. At July 31, 2015 and July 31, 2014, the estimated fair value of Ferrellgas, L.P.’s long-term debt instruments was $1,700.5 million and $1,215.3 million, respectively. Ferrellgas, L.P. estimates the fair value of long-term debt based on quoted market prices. The fair value of our consolidated debt obligations is a Level 2 valuation based on the observable inputs used for similar liabilities.

Ferrellgas, L.P.  has other financial instruments such as trade accounts receivable which could expose it to concentrations of credit risk. The credit risk from trade accounts receivable is limited because of a large customer base which extends across many different U.S. markets.

K.   Derivative instruments and hedging activities

Ferrellgas, L.P. is exposed to certain market risks related to its ongoing business operations. These risks include exposure to changing commodity prices as well as fluctuations in interest rates. Ferrellgas, L.P. utilizes derivative instruments to manage its exposure to fluctuations in commodity prices. Of these, the propane commodity derivative instruments are designated as cash flow hedges. All other commodity derivative instruments do not qualify or are not designated as cash flow hedges, therefore, the change in their fair value are recorded currently in earnings. Ferrellgas, L.P. also periodically utilizes derivative instruments to manage its exposure to fluctuations in interest rates, which is discussed in Note H - Debt. Additional information related to derivatives is provided in Note B – Summary of significant accounting policies.

Derivative instruments and hedging activity

During the year ended July 31, 2015, Ferrellgas, L.P. recognized a $0.2 million loss related to hedge ineffectiveness. During the year ended July 31, 2014, Ferrellgas, L.P. did not recognize any gain or loss in earnings related to hedge ineffectiveness and did not exclude any component of financial derivative contract gains or losses from the assessment of hedge effectiveness related to commodity cash flow hedges.

The following tables provide a summary of the fair value of derivatives within Ferrellgas, L.P.’s consolidated balance sheets as of July 31, 2015 and 2014:

	July 31, 2015
	Asset Derivatives		Liability Derivatives
Derivative Instrument	Location	Fair value	Location	Fair value
Derivatives designated as hedging instruments
Commodity derivatives	Prepaid expenses and other current assets	$3,614	Other current liabilities	$27,929
Commodity derivatives	Other assets, net	1,041	Other liabilities	12,034
Interest rate swap agreements	Prepaid expenses and other current assets	1,828	Other current liabilities	2,241
Interest rate swap agreements	Other assets, net	—	Other liabilities	2,507
Derivatives not designated as hedging instruments
Commodity derivatives	Prepaid expenses and other current assets	—	Other current liabilities	1,280
Commodity derivatives	Other assets, net	—	Other liabilities	1,132
	Total	$6,483	Total	$47,123

	July 31, 2014
	Asset Derivatives		Liability Derivatives
Derivative Instrument	Location	Fair value	Location	Fair value
Derivatives designated as hedging instruments
Commodity derivatives	Prepaid expenses and other current assets	$5,301	Other current liabilities	$83
Commodity derivatives	Other assets, net	1,705	Other liabilities	—
Interest rate swap agreements	Prepaid expenses and other current assets	2,101	Other current liabilities	—
Interest rate swap agreements	Other assets, net	—	Other liabilities	5,075
	Total	$9,107	Total	$5,158

Ferrellgas, L.P.'s exchange traded commodity derivative contracts require cash margin deposit as collateral for contracts that are in a negative mark-to-market position. These cash margin deposits will be returned if mark-to-market conditions improve or will be applied against cash settlement when the contracts are settled. The following tables provide a summary of cash margin deposit balances as of July 31, 2015 and July 31, 2014, respectively:

	July 31, 2015
	Assets		Liabilities
Description	Location	Amount	Location	Amount
Margin Deposits	Prepaid expense and other current assets	$18,009	Other current liabilities	$15
	Other assets, net	11,786	Other liabilities	—
		$29,795		$15

	July 31, 2014
	Assets		Liabilities
Description	Location	Amount	Location	Amount
Margin Deposits	Prepaid expense and other current assets	$156	Other current liabilities	$—
	Other assets, net	189	Other liabilities	—
		$345		$—

The following table provides a summary of the effect on Ferrellgas, L.P.’s consolidated statements of comprehensive income for the years ended July 31, 2015 and 2014 due to derivatives designated as fair value hedging instruments:

		Amount of Gain Recognized on Derivative		Amount of Interest Expense Recognized on Fixed-Rated Debt (Related Hedged Item)
Derivative Instrument	Location of Gain Recognized on Derivative	For the year ended July 31,		For the year ended July 31,
		2015	2014	2015	2014
Interest rate swap agreements	Interest expense	$1,892	$2,520	$(9,100)	$(11,985)

The following tables provide a summary of the effect on Ferrellgas, L.P.'s consolidated statements of comprehensive income for the years ended July 31, 2015 and 2014 due to derivatives designated as cash flow hedging instruments:

	For the year ended July 31, 2015
Derivative Instrument	Amount of Gain (Loss) Recognized in AOCI	Location of Gain (Loss) Reclassified from AOCI into Income	Amount of Gain (Loss) Reclassified from AOCI into Income
Commodity derivatives	$(70,291)	Cost of product sold- propane and other gas liquids sales	$(28,059)
Interest rate swap agreements	(3,356)	Interest expense	(199)
	$(73,647)		$(28,258)

	For the year ended July 31, 2014
Derivative Instrument	Amount of Gain (Loss) Recognized in AOCI	Location of Gain (Loss) Reclassified from AOCI into Income	Amount of Gain (Loss) Reclassified from AOCI into Income
Commodity derivatives	$15,473	Cost of product sold- propane and other gas liquids sales	$10,175
Interest rate swap agreements	(881)	Interest expense	—
	$14,592		$10,175

The following table provides a summary of the effect on Ferrellgas, L.P.'s consolidated statements of comprehensive income for the year ended July 31, 2015 due to the change in fair value of derivatives not designated as hedging instruments:

	For the year ended July 31, 2015
Derivatives Not Designated as Hedging Instruments	Amount of Gain (Loss) Recognized in Income	Location of Gain (Loss) Reclassified in Income
Commodity derivatives	$(2,412)	Operating expense

There was no effect on Ferrellgas, L.P.'s consolidated statements of comprehensive income for the year ended July 31, 2014 due to the change in fair value of derivatives not designated as hedging instruments.

The changes in derivatives included in accumulated other comprehensive income (loss) (“AOCI”) for the years ended July 31, 2015, 2014 and 2013 were as follows:

	For the year ended July 31,
Gains and losses on derivatives included in AOCI	2015	2014	2013
Beginning balance	$6,483	$2,066	$(12,799)
Change in value on risk management commodity derivatives	(70,291)	15,473	2,032
Reclassification of gains and losses of commodity hedges to cost of product sold - propane and other gas liquids sales, net	28,059	(10,175)	10,613
Change in value on risk management interest rate derivatives	(3,356)	(881)	2,220
Reclassification of gains and losses on interest rate hedges to interest expense	$199	$—	$—
Ending balance	$(38,906)	$6,483	$2,066

Ferrellgas, L.P. expects to reclassify net losses of approximately $24.3 million to earnings during the next 12 months. These net losses are expected to be offset by increased margins on propane sales commitments Ferrellgas, L.P. has with its customers that qualify for the normal purchase normal sales exception.

During the years ended July 31, 2015 and 2014, Ferrellgas, L.P. had no reclassifications to earnings resulting from discontinuance of any cash flow hedges arising from the probability of the original forecasted transactions not occurring within the originally specified period of time defined within the hedging relationship.

As of July 31, 2015, Ferrellgas, L.P. had financial derivative contracts covering 2.9 million barrels of propane that were entered into as cash flow hedges of forward and forecasted purchases of propane.

As of July 31, 2015, Ferrellgas, L.P. had financial derivative contracts covering 0.3 million barrels of diesel and 0.1 million barrels of unleaded gasoline related to fuel hedges in transportation of propane.

Derivative Financial Instruments Credit Risk

Ferrellgas, L.P. is exposed to credit loss in the event of nonperformance by counterparties to derivative financial and commodity instruments. Ferrellgas, L.P.’s counterparties principally consist of major energy companies and major U.S. financial institutions. Ferrellgas, L.P. maintains credit policies with regard to its counterparties that it believes reduces its overall credit risk. These policies include evaluating and monitoring its counterparties’ financial condition, including their credit ratings, and entering into agreements with counterparties that govern credit limits. Certain of these agreements call for the posting of collateral by the counterparty or by Ferrellgas, L.P. in the forms of letters of credit, parental guarantees or cash. Although Ferrellgas, L.P. has concentrations of credit risk associated with derivative financial instruments held by certain derivative financial instrument counterparties, the maximum amount of loss due to credit risk that, based upon the gross fair values of the derivative financial instruments, Ferrellgas, L.P. would incur no loss if these counterparties that make up the concentration failed to perform according to the terms of their contracts at July 31, 2015.

Ferrellgas, L.P. holds certain derivative contracts that have credit-risk-related contingent features which dictate credit limits based upon the Partnership’s debt rating. As of July 31, 2015, a downgrade in the Partnership’s debt rating could trigger a reduction in credit limit and would result in an additional collateral requirement of $0.4 million. There were $0.4 million of derivatives with credit-risk-related contingent features in a liability position on July 31, 2015 and Ferrellgas, L.P. had posted no collateral in the normal course of business related to such derivatives.

L.    Transactions with related parties

Ferrellgas, L.P. has no employees and is managed and controlled by its general partner. Pursuant to Ferrellgas, L.P.’s partnership agreement, the general partner is entitled to reimbursement for all direct and indirect expenses incurred or payments it makes on behalf of Ferrellgas, L.P., and all other necessary or appropriate expenses allocable to Ferrellgas, L.P. or otherwise reasonably incurred by its general partner in connection with operating Ferrellgas, L.P.’s business. These costs primarily include compensation and benefits paid to employees of the general partner who perform services on Ferrellgas, L.P.’s behalf and are reported in the consolidated statements of earnings as follows:

	For the year ended July 31,
	2015	2014	2013
Operating expense	$217,742	$216,657	$203,859

General and administrative expense	$27,278	$32,119	$30,053

In connection with the closing of the Bridger Logistics acquisition, Ferrellgas Partners issued common units to Bridger Marketing, LLC (now known as Jamex Marketing, LLC) and entered into a ten-year transportation and logistics agreement (the "TLA") with Jamex Marketing, LLC. As a result of that issuance, Jamex Marketing, LLC owns 9.5% of our outstanding common units; however, neither Jamex Marketing, LLC nor any of its affiliates has any interest in our general partner or its board of directors or any control of our business or policies. Jamex Marketing, LLC, in connection with the TLA, enters into transactions with the operating partnership and its subsidiaries. Bridger provides crude oil logistics services for Jamex Marketing, LLC, including the purchase, sale, transportation and storage of crude oil by truck, terminal and pipeline. During fiscal 2015, Ferrellgas, L.P.'s total revenues and cost of sales from these transactions were $9.4 million and $8.4 million, respectively. The amounts due from and to Jamex Marketing at July 31, 2015, were $4.8 million and $4.2 million, respectively.

See additional discussions about transactions with the general partner and related parties in Note I – Partners’ capital.

M.    Contingencies and commitments

Litigation

Ferrellgas, L.P.’s operations are subject to all operating hazards and risks normally incidental to handling, storing, transporting and otherwise providing for use by consumers of combustible liquids such as propane and crude oil. As a result, at any given time, Ferrellgas, L.P. can be threatened with or named as a defendant in various lawsuits arising in the ordinary course of business. Other than as discussed below, Ferrellgas, L.P. is not a party to any legal proceedings other than various claims and lawsuits arising in the ordinary course of business. It is not possible to determine the ultimate disposition of these matters; however, management is of the opinion that there are no known claims or contingent claims that are reasonably expected to have a material adverse effect on the consolidated financial condition, results of operations and cash flows of Ferrellgas, L.P..

The Federal Trade Commission (“FTC”) initiated an investigation into certain practices related to the filling of portable propane cylinders. On March 27, 2014, the FTC filed an administrative complaint alleging that Ferrellgas, L.P. and one of its competitors colluded in 2008 to persuade a customer to accept the cylinder fill reduction from 17 pounds to 15 pounds. The complaint did not seek monetary remedies. Ferrellgas, L.P. reached a settlement with the FTC during the three months ended October 31, 2014 without any financial payment; the settlement has been approved by a vote of the Commission and became final after a public comment period.

Ferrellgas, L.P. has also been named as a defendant, along with a competitor, in putative class action lawsuits filed in multiple jurisdictions. The complaints, filed on behalf of direct and indirect customers of Ferrellgas, L.P.'s tank exchange business, reference the FTC complaint mentioned above. The lawsuits allege that Ferrellgas, L.P. and a competitor coordinated in 2008 to reduce the fill level in barbeque cylinders and combined to persuade a common customer to accept that fill reduction, resulting in increased cylinder costs to retailers and end-user customers in violation of federal and certain state antitrust laws. The lawsuits seek treble damages, attorneys’ fees, injunctive relief and costs on behalf of the putative class. These lawsuits have been consolidated into one case by a multidistrict litigation panel. Ferrellgas, L.P. believes it has strong defenses to the claims and intends to vigorously defend against the consolidated case. Ferrellgas, L.P. does not believe loss is probable or reasonably estimable at this time related to the putative class action lawsuit.

In addition, putative class action cases have been filed in California relating to residual propane remaining in the tank after use. Ferrellgas, L.P. believes it has strong defenses to the claims and intends to vigorously defend against the consolidated case.  Ferrellgas, L.P. does not believe loss is probable or reasonably estimable at this time related to the putative class action lawsuit.

Ferrellgas, L.P. was named as a defendant in a putative class action lawsuit filed in the United States District Court in Kansas. The complaint was the subject of a motion to dismiss which was granted, in part, in August 2011. The surviving claims alleged breach of contract and breach of the implied duty of good faith and fair dealing, both of which allegedly arise from the existence of an oral contract for continuous propane service. Ferrellgas, L.P. recently prevailed in a trial to determine whether the claims were required to be arbitrated, resulting in a dismissal of this case. There is no probable or reasonably estimable loss relating to this matter.

As of July 31, 2015, Bridger and Murex, LLC were arbitrating a dispute with respect to a sublease of approximately 220 rail cars by Bridger, which arbitration arose out of an action between Bridger and Murex in the 116th Judicial District Court of Dallas County, Texas, originally brought in April 2014. In August 2015, Ferrellgas, L.P. and Murex settled all claims subject to such dispute, with Ferrellgas, L.P. paying $10.4 million to Murex in such settlement. The liability was considered in Ferrellgas, L.P.'s acquisition method of accounting for Bridger.

Long-term debt-related commitments

Ferrellgas, L.P. has long and short-term payment obligations under agreements such as senior notes and its credit facility. See Note H – Debt – for a description of these debt obligations and a schedule of future maturities.

Operating lease commitments and buyouts

Ferrellgas, L.P. leases certain property, plant and equipment under non-cancelable and cancelable operating leases. Amounts shown in the table below represent minimum lease payment obligations under Ferrellgas, L.P.’s third-party operating leases with terms in excess of one year for the periods indicated. These arrangements include the leasing of transportation equipment, property, computer equipment and propane tanks. Ferrellgas, L.P. accounts for these arrangements as operating leases.

Ferrellgas, L.P. is required to recognize a liability for the fair value of guarantees. The only material guarantees Ferrellgas, L.P. has are associated with residual value guarantees of operating leases. Most of the operating leases involving Ferrellgas, L.P.’s transportation equipment contain residual value guarantees. These transportation equipment lease arrangements are scheduled to expire over the next 7 fiscal years. Most of these arrangements provide that the fair value of the equipment will equal or exceed a guaranteed amount, or Ferrellgas, L.P. will be required to pay the lessor the difference. The fair value of these residual value guarantees was $1.5 million as of July 31, 2015. Although the fair values of the underlying equipment at the end of the lease terms have historically exceeded these guaranteed amounts, the maximum potential amount of aggregate future payments Ferrellgas, L.P. could be required to make under these leasing arrangements, assuming the equipment is worthless at the end of the lease term, was $7.0 million as of July 31, 2015. Ferrellgas, L.P. does not know of any event, demand, commitment, trend or uncertainty that would result in a material change to these arrangements.

Operating lease buyouts represent the maximum amount Ferrellgas, L.P. would pay if it were to exercise its right to buyout the assets at the end of their lease term.

The following table summarizes Ferrellgas, L.P.’s contractual operating lease commitments and buyout obligations as of July 31, 2015:

	Future minimum rental and buyout amounts by fiscal year
	2016	2017	2018	2019	2020	Thereafter
Operating lease obligations	$39,999	$31,497	$25,599	$20,084	$14,402	$16,078

Operating lease buyouts	$2,738	$1,816	$3,217	$3,011	$2,693	$9,355

Certain property and equipment is leased under non-cancelable operating leases, which require fixed monthly rental payments and which expire at various dates through 2026. Rental expense under these leases totaled $45.0 million, $35.6 million and $32.2 million for fiscal 2015, 2014 and 2013, respectively.

N.    Employee benefits

Ferrellgas, L.P. has no employees and is managed and controlled by its general partner. Ferrellgas, L.P. assumes all liabilities, which include specific liabilities related to the following employee benefit plans for the benefit of the officers and employees of the general partner.

Ferrell Companies makes contributions to the ESOT, which causes a portion of the shares of Ferrell Companies owned by the ESOT to be allocated to employees’ accounts over time. The allocation of Ferrell Companies’ shares to employee accounts causes a non-cash compensation charge to be incurred by Ferrellgas, L.P., equivalent to the fair value of such shares allocated. This non-cash compensation charge is reported separately in Ferrellgas, L.P.’s consolidated statements of earnings and thus excluded from operating and general and administrative expenses. The non-cash compensation charges were $24.7 million, $21.8 million and $15.8 million during fiscal 2015, 2014 and 2013, respectively. Ferrellgas, L.P. is not obligated to fund or make contributions to the ESOT.

The general partner and its parent, Ferrell Companies, have a defined contribution profit-sharing plan which includes both profit sharing and matching contribution features. The plan covers substantially all full time employees. The plan, which qualifies under section 401(k) of the Internal Revenue Code, also provides for matching contributions under a cash or deferred arrangement based upon participant salaries and employee contributions to the plan. Matching contributions for fiscal 2015, 2014 and 2013 were $3.9 million, $3.6 million and $3.0 million, respectively.

The general partner has a defined benefit plan that provides participants who were covered under a previously terminated plan with a guaranteed retirement benefit at least equal to the benefit they would have received under the terminated plan. Until July 31, 1999, benefits under the terminated plan were determined by years of credited service and salary levels. As of July 31, 1999, years of credited service and salary levels were frozen. The general partner’s funding policy for this plan is to contribute amounts deductible for Federal income tax purposes and invest the plan assets primarily in corporate stocks and bonds, U.S. Treasury bonds and short-term cash investments. During fiscal 2015, 2014 and 2013, other comprehensive income and other liabilities were adjusted by $(0.2) million, $0.3 million and $0.3 million, respectively.

O.    Segment reporting

Ferrellgas, L.P. has two primary operations: propane and related equipment sales and midstream operations. These two operations result in three reportable operating segments: propane and related equipment sales, midstream operations - water solutions and midstream operations - crude oil logistics.
During June 2015, subsequent to an acquisition, Ferrellgas, L.P. formed a new midstream operation - crude oil logistics segment. During May 2014, subsequent to an acquisition, Ferrellgas, L.P. formed a new midstream operation - water solutions segment.
The chief operating decision maker evaluates the operating segments using an Adjusted EBITDA performance measure which is based on earnings before income tax expense, interest expense, depreciation and amortization expense, loss on extinguishment of debt, non-cash employee stock ownership plan compensation charge, non-cash stock-based compensation charge, loss on disposal of assets, other income (expense), net, change in fair value of contingent consideration, litigation accrual and related legal fees associated with a class action lawsuit, acquisition and transition expenses and unrealized (non-cash) gain on changes in fair value of derivatives not designated as hedging instruments. This performance measure is not a GAAP measure, however, the components are computed using amounts that are determined in accordance with GAAP. A reconciliation of this performance measure to net earnings, which is its nearest comparable GAAP measure, is included in the tables below. In management's evaluation of performance, certain costs, such as compensation for administrative staff and executive management, are not allocated by segment and, accordingly, the following reportable segment results do not include such unallocated costs. The accounting policies of the operating segments are otherwise the same as those described in the summary of significant accounting policies in Note B.
Assets reported within a segment are those assets that can be identified to a segment and primarily consist of trade receivables, property, plant and equipment, inventories, identifiable intangible assets and goodwill. Cash, certain prepaid assets and other assets are not allocated to segments. Although Ferrellgas, L.P. can and does identify long-lived assets such as property, plant and equipment and identifiable intangible assets to reportable segments, Ferrellgas, L.P. does not allocate the related depreciation and amortization to the segment as management evaluates segment performance exclusive of these non-cash charges.
The propane and related equipment sales segment primarily includes the distribution and sale of propane and related equipment and supplies with concentrations in the Midwest, Southeast, Southwest and Northwest regions of the United States. Sales from propane distribution are generated principally from transporting propane purchased from third parties to propane distribution locations and then to tanks on customers’ premises or to portable propane tanks delivered to nationwide and local retailers.

Sales from portable tank exchanges, nationally branded under the name Blue Rhino, are generated through a network of independent and partnership-owned distribution outlets.

The midstream operations - crude oil logistics segment primarily includes a domestic crude oil transportation and logistics provider with an integrated portfolio of midstream assets. These assets connect crude oil production in prolific unconventional resource plays to downstream markets. Bridger's truck, pipeline terminal, pipeline, rail and maritime assets form a comprehensive, fee-for-service business model, and substantially all of its cash flow is expected to be generated from fee-based commercial agreements. Bridger's fee-based business model generates income by providing crude oil transportation and logistics services on behalf of producers and end users of crude oil.

The midstream operations - water solutions segment primarily includes salt water disposal wells that are a critical component of the oil and natural gas well drilling industry. Oil and gas wells generate significant volumes of salt water known as “flowback” and “production” water. Flowback is a water based solution that flows back to the surface during and after the completion of the hydraulic fracturing (“fracking”) process whereby large volumes of water, sand and chemicals are injected under high pressures into rock formations to stimulate production. Production water is salt water from underground formations that are brought to the surface during the normal course of oil or gas production. In the oil and gas fields Ferrellgas, L.P. services, these volumes of water are transported by truck away from the fields to salt water disposal wells where it is injected into underground geologic formations using high-pressure pumps. Revenue is derived from fees charged to customers to dispose of salt water at the disposal facilities and crude oil sales from the skimming oil process.

Prior to the Sable acquisition in May 2014, Ferrellgas, L.P. managed and evaluated its operations as a single reportable segment. As the current three reportable segment structure is the result of both the Bridger Logistics Acquisition completed in June 2015 and the Sable acquisition completed during May 2014, comparative historical segment information for fiscal 2013 does not exist.

Following is a summary of segment information for the years ended July 31, 2015 and 2014.

	Year Ended July 31, 2015
	Propane and related equipment sales	Midstream operations - Crude oil logistics	Midstream operations - Water Solutions	Corporate and other	Total

Segment revenues	$1,917,201	$81,512	$25,677	$—	$2,024,390
Direct costs (1)	1,591,300	72,929	20,141	39,732	1,724,102
Adjusted EBITDA	$325,901	$8,583	$5,536	$(39,732)	$300,288

	Year Ended July 31, 2014
	Propane and related equipment sales	Midstream operations - Crude oil logistics	Midstream operations - Water Solutions	Corporate and other	Total

Segment revenues	$2,398,425	$—	$7,435	$—	$2,405,860
Direct costs (1)	2,067,156	—	3,997	46,582	2,117,735
Adjusted EBITDA	$331,269	$—	$3,438	$(46,582)	$288,125

(1) Direct costs are comprised of "cost of sales-propane and other gas liquids sales", "cost of sales-other", "cost of sales-midstream operations", "operating expense", "general and administrative expense", and "equipment lease expense" less "non-cash stock and unit-based compensation charge", "change in fair value of contingent consideration", "litigation accrual and related legal fees associated with a class action lawsuit", "acquisition and transition expenses" and "unrealized (non-cash) loss on changes in fair value of derivatives not designated as hedging instruments".

Following is a reconciliation of Ferrellgas, L.P.'s total segment performance measure to consolidated net earnings:

	Year Ended July 31,
	2015	2014

Net earnings	$46,427	$49,907
Income tax expense (benefit)	(384)	2,471
Interest expense	84,227	70,332
Depreciation and amortization expense	98,579	84,202
EBITDA	228,849	206,912
Loss on extinguishment of debt	—	21,202
Non-cash employee stock ownership plan compensation charge	24,713	21,789
Non-cash stock and unit-based compensation charge	25,982	24,508
Loss on disposal of assets	7,099	6,486
Other expense, net	354	479
Change in fair value of contingent consideration	(6,300)	5,000
Litigation accrual and related legal fees associated with a class action lawsuit	806	1,749
Acquisition and transition expenses	16,373	—
Unrealized (non-cash) loss on changes in fair value of derivatives not designated as hedging instruments	2,412	—
Adjusted EBITDA	$300,288	$288,125

Following are total assets by segment:

	July 31,	July 31,
	2015	2014

Assets
Propane and related equipment sales	$1,291,737	$1,400,603
Midstream operations - crude oil logistics	917,325	—
Midstream operations - water solutions	205,358	136,116
Corporate and unallocated	45,542	33,114
Total consolidated assets	$2,459,962	$1,569,833

Following are capital expenditures by segment (unaudited):

	Year Ended July 31, 2015
	Propane and related equipment sales	Midstream operations - Crude oil logistics	Midstream operations - Water solutions	Corporate and other	Total

Capital expenditures:
Maintenance	$16,020	$—	$1,072	$2,357	$19,449
Growth	36,958	64	13,366	—	50,388
Total	$52,978	$64	$14,438	$2,357	$69,837

	Year Ended July 31, 2014
	Propane and related equipment sales	Midstream operations - Crude oil logistics	Midstream operations - Water solutions	Corporate & other	Total

Capital expenditures:
Maintenance	$14,682	$—	$181	$3,275	$18,138
Growth	30,501	—	1,715	627	32,843
Total	$45,183	$—	$1,896	$3,902	$50,981

P.    Quarterly data (unaudited)

The following summarized unaudited quarterly data includes all adjustments (consisting only of normal recurring adjustments, with the exception of those items indicated below), which Ferrellgas, L.P. considers necessary for a fair presentation. Due to the seasonality of the propane distribution business, first and fourth quarter Revenues, gross margin from propane and other gas liquids sales and Net earnings are consistently less than the second and third quarter results. Other factors affecting the results of operations include competitive conditions, demand for product, timing of acquisitions, variations in the weather and fluctuations in propane prices.

For the year ended July 31, 2015	First quarter	Second quarter	Third quarter	Fourth quarter
Revenues	$443,355	$665,973	$532,551	$382,511
Gross margin from propane and other gas liquids sales (a)	129,547	230,175	191,983	128,087
Gross margin from midstream operations (b)	$5,948	$4,934	$3,416	$16,301
Net earnings (loss)	$(29,137)	$90,409	$40,404	$(55,249)

For the year ended July 31, 2014	First quarter	Second quarter	Third quarter	Fourth quarter
Revenues	$415,030	$869,683	$722,117	$399,030
Gross margin from propane and other gas liquids sales (a)	123,469	237,940	202,861	126,685
Gross margin from midstream operations (b)	$—	$—	$—	$5,465
Net earnings (loss)	$(21,138)	$65,171	$50,053	$(44,179)

(a)	Gross margin from “Propane and other gas liquids sales” represents “Revenues - propane and other gas liquids sales” less “Cost of sales – propane and other gas liquids sales.”

(b)	Gross margin from "Midstream operations" represents "Revenues - midstream operations" less "Cost of sales - midstream operations."
Q.  Subsequent events

Ferrellgas, L.P. has evaluated events and transactions occurring after the balance sheet date through the date Ferrellgas, L.P.’s consolidated financial statements were issued and concluded that there were no events or transactions occurring during this period that required recognition or disclosure in its financial statements.

R.  Guarantor financial information

The $500.0 million aggregate principal amount of unregistered 6.75% senior notes due 2023 co-issued by Ferrellgas, L.P. and Ferrellgas Finance Corp. are, and any notes registered under the Securities Act of 1933 and issued in exchange for such unregistered notes will be, fully and unconditionally and joint and severally guaranteed by all of Ferrellgas, L.P.’s 100% owned subsidiaries except: i) Ferrellgas Finance Corp; ii) certain special purposes subsidiaries formed for use in connection with our accounts receivable securitization; and iii) foreign subsidiaries. Guarantees of these senior notes will be released under certain circumstances, including (i) in connection with any sale or other disposition of (a) all or substantially all of the assets of a guarantor or (b) all of the capital stock of such guarantor (including by way of merger or consolidation), in each case, to a person that is not Ferrellgas, L.P. or a restricted subsidiary of Ferrellgas, L.P., (ii) if Ferrellgas, L.P. designates any restricted subsidiary that is a guarantor as an unrestricted subsidiary, (iii) upon defeasance or discharge of the notes, (iv) upon the liquidation or dissolution of such guarantor, or (v) at such time as such guarantor ceases to guarantee any other indebtedness of either of the issuers and any other guarantor.

The guarantor financial information discloses in separate columns the financial position, results of operations and the cash flows of Ferrellgas, L.P. (Parent), Ferrellgas Finance Corp. (co-issuer), Ferrellgas L.P.’s guarantor subsidiaries on a combined basis, and Ferrellgas L.P.’s non-guarantor subsidiaries on a combined basis. The dates and the periods presented in the guarantor financial information are consistent with the periods presented in Ferrellgas, L.P.’s consolidated financial statements.

FERRELLGAS, L.P. AND SUBSIDIARIES
CONDENSED CONSOLIDATING BALANCE SHEETS
(in thousands)
	As of July 31, 2015
	Ferrellgas, L.P. (Parent and Co-Issuer)	Ferrellgas Finance Corp. (Co-Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$5,579	$1	$20	$—	$—	$5,600
Accounts and notes receivable	(2,858)	—	80,657	119,119	—	196,918
Intercompany receivables	39,238	—	—	—	(39,238)	—
Inventories	78,132	—	18,622	—	—	96,754
Prepaid expenses and other current assets	42,069	—	22,140	2	—	64,211
Total current assets	162,160	1	121,439	119,121	(39,238)	363,483

Property, plant and equipment, net	569,640	—	395,577	—	—	965,217
Goodwill	246,116	—	232,631	—	—	478,747
Intangible assets, net	155,659	—	424,384	—	—	580,043
Intercompany receivables	450,000	—	—	—	(450,000)	—
Investments in consolidated subsidiaries	661,081	—	—	—	(661,081)	—
Other assets, net	62,019	—	10,087	366	—	72,472
Total assets	$2,306,675	$1	$1,184,118	$119,487	$(1,150,319)	$2,459,962

LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
Accounts payable	$40,210	$—	$43,764	$—	$—	$83,974
Short-term borrowings	75,319	—	—	—	—	75,319
Collateralized note payable	—	—	—	70,000	—	70,000
Intercompany payables	—	—	30,289	8,949	(39,238)	—
Other current liabilities	142,137	—	33,903	136	—	176,176
Total current liabilities	257,666	—	107,956	79,085	(39,238)	405,469

Long-term debt	1,621,439	—	450,953	—	(450,000)	1,622,392
Other liabilities	37,444	—	4,306	225	—	41,975
Contingencies and commitments

Partners' capital:
Partners' equity	429,444	1	621,550	39,852	(661,403)	429,444
Accumulated other comprehensive income (loss)	(39,318)	—	(647)	325	322	(39,318)
Total partners' capital	390,126	1	620,903	40,177	(661,081)	390,126
Total liabilities and partners' capital	$2,306,675	$1	$1,184,118	$119,487	$(1,150,319)	$2,459,962

FERRELLGAS, L.P. AND SUBSIDIARIES
CONDENSED CONSOLIDATING BALANCE SHEETS
(in thousands)
	As of July 31, 2014
	Ferrellgas, L.P. (Parent and Co-Issuer)	Ferrellgas Finance Corp. (Co-Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$7,798	$1	$484	$—	$—	$8,283
Accounts and notes receivable	(2,810)	—	27,165	154,247	—	178,602
Intercompany receivables	45,754	—	—	—	(45,754)	—
Inventories	132,410	—	13,559	—	—	145,969
Prepaid expenses and other current assets	22,510	—	9,569	—	—	32,079
Total current assets	205,662	1	50,777	154,247	(45,754)	364,933

Property, plant and equipment, net	582,333	—	29,454	—	—	611,787
Goodwill	246,249	—	26,961	—	—	273,210
Intangible assets, net	166,251	—	109,920	—	—	276,171
Investments in consolidated subsidiaries	219,821	—	—	—	(219,821)	—
Other assets, net	42,689	—	426	617	—	43,732
Total assets	$1,463,005	$1	$217,538	$154,864	$(265,575)	$1,569,833

LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
Accounts payable	$69,237	$—	$123	$—	$—	$69,360
Short-term borrowings	69,519	—	—	—	—	69,519
Collateralized note payable	—	—	—	91,000	—	91,000
Intercompany payables	—	—	26,155	19,599	(45,754)	—
Other current liabilities	118,281	—	4,716	156	—	123,153
Total current liabilities	257,037	—	30,994	110,755	(45,754)	353,032

Long-term debt	1,109,336	—	878	—	—	1,110,214
Other liabilities	26,707	—	9,730	225	—	36,662
Contingencies and commitments

Partners' capital:
Partners' equity	63,667	1	176,581	43,559	(220,141)	63,667
Accumulated other comprehensive income (loss)	6,258	—	(645)	325	320	6,258
Total partners' capital	69,925	1	175,936	43,884	(219,821)	69,925
Total liabilities and partners' capital	$1,463,005	$1	$217,538	$154,864	$(265,575)	$1,569,833

FERRELLGAS, L.P. AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF EARNINGS
(in thousands)

	For the year ended July 31, 2015
	Ferrellgas, L.P. (Parent and Co-Issuer)	Ferrellgas Finance Corp. (Co-Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated

Revenues:
Propane and other gas liquids sales	$1,657,016	$—	$—	$—	$—	$1,657,016
Midstream operations	—	—	107,189	—	—	107,189
Other	73,704	—	186,481	—	—	260,185
Total revenues	1,730,720	—	293,670	—	—	2,024,390

Costs and expenses:
Cost of sales - propane and other gas liquids sales	977,224	—	—	—	—	977,224
Cost of sales - midstream operations	—	—	76,590	—	—	76,590
Cost of sales - other	7,649	—	163,048	—	—	170,697
Operating expense	413,112	—	25,189	5,206	(6,154)	437,353
Depreciation and amortization expense	75,834	—	22,745	—	—	98,579
General and administrative expense	76,250	4	984	—	—	77,238
Equipment lease expense	24,213	—	60	—	—	24,273
Non-cash employee stock ownership plan compensation charge	24,713	—	—	—	—	24,713
Loss on disposal of assets	7,095	—	4	—	—	7,099

Operating income (loss)	124,630	(4)	5,050	(5,206)	6,154	130,624
				—	—
Interest expense	(72,765)	—	(8,499)	(2,622)	(341)	(84,227)
Other income (expense), net	(354)	—	—	5,813	(5,813)	(354)

Earnings (loss) before income taxes	51,511	(4)	(3,449)	(2,015)	—	46,043

Income tax expense (benefit)	292	—	(676)	—	—	(384)
Equity in earnings (loss) of subsidiaries	(4,792)	—	—	—	4,792	—

Net earnings (loss)	46,427	(4)	(2,773)	(2,015)	4,792	46,427

Other comprehensive income (loss)	(45,576)	—	2	(4)	2	(45,576)

Comprehensive income (loss)	$851	$(4)	$(2,771)	$(2,019)	$4,794	$851

FERRELLGAS, L.P. AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF EARNINGS
(in thousands)

	For the year ended July 31, 2014
	Ferrellgas, L.P. (Parent and Co-Issuer)	Ferrellgas Finance Corp. (Co-Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated

Revenues:
Propane and other gas liquids sales	$2,147,343	$—	$—	$—	$—	$2,147,343
Midstream operations	—	—	7,435	—	—	7,435
Other	77,460	—	173,622	—	—	251,082
Total revenues	2,224,803	—	181,057	—	—	2,405,860

Costs and expenses:
Cost of sales - propane and other gas liquids sales	1,456,388	—	—	—	—	1,456,388
Cost of sales - midstream operations	—	—	1,970	—	—	1,970
Cost of sales - other	7,640	—	148,542	—	—	156,182
Operating expense	429,089	—	20,919	7,057	(5,514)	451,551
Depreciation and amortization expense	79,255	—	4,947	—	—	84,202
General and administrative expense	64,824	5	327	—	—	65,156
Equipment lease expense	17,745	—	—	—	—	17,745
Non-cash employee stock ownership plan compensation charge	21,789	—	—	—	—	21,789
Loss on disposal of assets	6,492	—	(6)	—	—	6,486

Operating income (loss)	141,581	(5)	4,358	(7,057)	5,514	144,391
				—	—
Interest expense	(64,508)	—	(4,839)	(2,824)	1,839	(70,332)
Loss on extinguishment of debt	(21,202)	—	—	—	—	(21,202)
Other income (expense), net	(479)	—	—	7,353	(7,353)	(479)

Earnings (loss) before income taxes	55,392	(5)	(481)	(2,528)	—	52,378

Income tax expense	703	—	1,768	—	—	2,471
Equity in earnings (loss) of subsidiaries	(4,782)	—	—	—	4,782	—

Net earnings (loss)	49,907	(5)	(2,249)	(2,528)	4,782	49,907

Other comprehensive income (loss)	4,530	—	(145)	—	145	4,530

Comprehensive income (loss)	$54,437	$(5)	$(2,394)	$(2,528)	$4,927	$54,437

FERRELLGAS, L.P. AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF EARNINGS
(in thousands)

	For the year ended July 31, 2013
	Ferrellgas, L.P. (Parent and Co-Issuer)	Ferrellgas Finance Corp. (Co-Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated

Revenues:
Propane and other gas liquids sales	$1,739,267	$—	$—	$—	$—	$1,739,267
Other	81,816	—	154,384	—	—	236,200
Total revenues	1,821,083	—	154,384	—	—	1,975,467

Costs and expenses:
Cost of sales - propane and other gas liquids sales	1,092,257	—	4	—	—	1,092,261
Cost of sales - other	8,450	—	136,006	—	—	144,456
Operating expense	405,158	—	7,198	5,456	(5,382)	412,430
Depreciation and amortization expense	80,427	—	2,917	—	—	83,344
General and administrative expense	52,833	5	343	—	—	53,181
Equipment lease expense	15,983	—	—	—	—	15,983
Non-cash employee stock ownership plan compensation charge	15,769	—	—	—	—	15,769
Loss on disposal of assets	10,405	—	16	—	—	10,421

Operating income (loss)	139,801	(5)	7,900	(5,456)	5,382	147,622
				—	—
Interest expense	(65,469)	—	(5,073)	(2,625)	193	(72,974)
Other income (expense), net	565	—	—	5,575	(5,575)	565

Earnings (loss) before income taxes	74,897	(5)	2,827	(2,506)	—	75,213

Income tax expense	285	—	1,553	—	—	1,838
Equity in earnings (loss) of subsidiaries	(1,237)	—	—	—	1,237	—

Net earnings (loss)	73,375	(5)	1,274	(2,506)	1,237	73,375

Other comprehensive income (loss)	15,008	—	(145)	(2)	147	15,008

Comprehensive income (loss)	$88,383	$(5)	$1,129	$(2,508)	$1,384	$88,383

FERRELLGAS, L.P. AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
(in thousands)

	For the year ended July 31, 2015
	Ferrellgas, L.P. (Parent and Co-Issuer)	Ferrellgas Finance Corp. (Co-Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net cash provided by (used in) operating activities	$197,740	$(4)	$(12,875)	$10,627	$21,000	$216,488

Cash flows from investing activities:
Business acquisitions, net of cash acquired	(71,750)	—	(7,177)	—	—	(78,927)
Capital expenditures	(56,955)	—	(15,526)	—	—	(72,481)
Proceeds from sale of assets	5,905	—	—	—	—	5,905
Cash collected for purchase of interest in accounts receivable	—	—	—	1,299,325	(1,299,325)	—
Cash remitted to Ferrellgas, L.P for accounts receivable	—	—	—	(1,278,325)	1,278,325	—
Net changes in advances with consolidated entities	(24,493)	—	—	—	24,493	—
Other	(14)	—	—	—	—	(14)
Net cash provided by (used in) investing activities	(147,307)	—	(22,703)	21,000	3,493	(145,517)

Cash flows from financing activities:
Distributions	(607,875)	—	—	—	—	(607,875)
Contributions from Partners	51,047	—	—	—	—	51,047
Proceeds from increase in long-term debt	628,134	—	—	—	—	628,134
Reductions in long-term debt	(119,457)	—	—	—	—	(119,457)
Net additions short-term borrowings	5,800	—	—	—	—	5,800
Net reductions in collateralized short-term borrowings	—	—	—	(21,000)	—	(21,000)
Net changes in advances with parent	—	4	35,114	(10,625)	(24,493)	—
Cash paid for financing costs	(10,301)	—	—	—	—	(10,301)
Net cash provided by (used in) financing activities	(52,652)	4	35,114	(31,625)	(24,493)	(73,652)

Effect of exchange rate changes on cash	—	—	—	(2)	—	(2)

Decrease in cash and cash equivalents	(2,219)	—	(464)	—	—	(2,683)
Cash and cash equivalents - beginning of year	7,798	1	484	—	—	8,283
Cash and cash equivalents - end of year	$5,579	$1	$20	$—	$—	$5,600

FERRELLGAS, L.P. AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
(in thousands)

	For the year ended July 31, 2014
	Ferrellgas, L.P. (Parent and Co-Issuer)	Ferrellgas Finance Corp. (Co-Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net cash provided by (used in) operating activities	$188,218	$(5)	$(17,339)	$(20,424)	$(9,000)	$141,450

Cash flows from investing activities:
Business acquisitions, net of cash acquired	(33,569)	—	(128,450)	—	—	(162,019)
Capital expenditures	(49,509)	—	(3,063)	—	—	(52,572)
Proceeds from sale of assets	4,524	—	—	—	—	4,524
Cash collected for purchase of interest in accounts receivable	—	—	—	1,578,597	(1,578,597)	—
Cash remitted to Ferrellgas, L.P for accounts receivable	—	—	—	(1,587,597)	1,587,597	—
Net changes in advances with consolidated entities	(169,708)	—	—	—	169,708	—
Other	(23)	—	—	—	—	(23)
Net cash used in investing activities	(248,285)	—	(131,513)	(9,000)	178,708	(210,090)

Cash flows from financing activities:
Distributions	(178,426)	—	—	—	—	(178,426)
Contributions from Partners	51,626	—	—	—	—	51,626
Proceeds from increase in long-term debt	750,351	—	—	—	—	750,351
Reductions in long-term debt	(569,841)	—	—	—	—	(569,841)
Net additions to short-term borrowings	19,465	—	—	—	—	19,465
Net additions to collateralized short-term borrowings	—	—	—	9,000	—	9,000
Net changes in advances with parent	—	5	149,279	20,424	(169,708)	—
Cash paid for financing costs	(11,414)	—	—	—	—	(11,414)
Net cash provided by (used in) financing activities	61,761	5	149,279	29,424	(169,708)	70,761

Effect of exchange rate changes on cash	(145)	—	—	—	—	(145)

Increase in cash and cash equivalents	1,549	—	427	—	—	1,976
Cash and cash equivalents - beginning of year	6,249	1	57	—	—	6,307
Cash and cash equivalents - end of year	$7,798	$1	$484	$—	$—	$8,283

FERRELLGAS, L.P. AND SUBSIDIARIES
CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
(in thousands)

	For the year ended July 31, 2013
	Ferrellgas, L.P. (Parent and Co-Issuer)	Ferrellgas Finance Corp. (Co-Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net cash provided by (used in) operating activities	$231,283	$(5)	$6,304	$(3,637)	$(8,000)	$225,945

Cash flows from investing activities:
Business acquisitions, net of cash acquired	(13,634)	—	(23,552)	—	—	(37,186)
Capital expenditures	(39,904)	—	(1,006)	—	—	(40,910)
Proceeds from sale of assets	9,980	—	—	—	—	9,980
Cash collected for purchase of interest in accounts receivable	—	—	—	1,297,273	(1,297,273)	—
Cash remitted to Ferrellgas, L.P for accounts receivable	—	—	—	(1,305,273)	1,305,273	—
Net changes in advances with consolidated entities	(21,942)	—	—	—	21,942	—
Other	—	—	—	—	—	—
Net cash used in investing activities	(65,500)	—	(24,558)	(8,000)	29,942	(68,116)

Cash flows from financing activities:
Distributions	(177,170)	—	—	—	—	(177,170)
Contributions from Partners	809	—	—	—	—	809
Proceeds from increase in long-term debt	58,356	—	—	—	—	58,356
Reductions in long-term debt	(3,912)	—	—	—	—	(3,912)
Net reductions in short-term borrowings	(45,676)	—	—	—	—	(45,676)
Net additions to collateralized short-term borrowings	—	—	—	8,000	—	8,000
Net changes in advances with parent	—	5	18,300	3,637	(21,942)	—
Cash paid for financing costs	—	—	—	—	—	—
Net cash provided by (used in) financing activities	(167,593)	5	18,300	11,637	(21,942)	(159,593)

Effect of exchange rate changes on cash	(147)	—	—	—	—	(147)

Increase (decrease) in cash and cash equivalents	(1,957)	—	46	—	—	(1,911)
Cash and cash equivalents - beginning of year	8,206	1	11	—	—	8,218
Cash and cash equivalents - end of year	$6,249	$1	$57	$—	$—	$6,307